Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is dated as of February 10, 2010 (the “Agreement”), between Agilent Technologies, Inc., a Delaware corporation (the “Seller”), and JDS Uniphase Corporation, a Delaware corporation (the “Purchaser”) (each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Seller and certain direct and indirect Subsidiaries of Seller are engaged in, among other things, the Business;

WHEREAS, Purchaser, through itself and one or more of its direct or indirect Subsidiaries (each, a “Purchasing Party”), desires to purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries (each, a “Selling Party”), desires to sell, transfer and assign all of Seller’s and such direct and indirect Subsidiaries’ right, title and interest in and to the Business, including without limitation, the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks, the Transferred IP Licenses and the Assumed Liabilities of the Business to Purchaser and one or more of its Subsidiaries, upon the terms and subject to the conditions specified in this Agreement and the other Transaction Documents;

WHEREAS, at or prior to the Closing, Seller and Purchaser shall execute a transition services agreement in the form attached hereto as Exhibit E (the “Transition Services Agreement”), an Intellectual Property Matters Agreement in the form attached hereto as Exhibit D (the “IPMA”), and a Manufacturing Trademark License Agreement in the form attached hereto as Exhibit F (the “Manufacturing Trademark License Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions.

Unless otherwise provided herein, capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Annex A.

1.2 Rules of Construction.

(a) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(b) This Agreement does not, and is not intended to, confer any rights or remedies in favor of any person other than the parties signing this Agreement, except as may be specifically set forth in other provisions of this Agreement.

(c) The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection

EXECUTION VERSION

references are to this Agreement unless otherwise specified. The words “include”, “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

(d) Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless some other currency is expressly stated in that reference.

ARTICLE II

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Asset Purchase.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Seller shall or shall cause one or more of its Subsidiaries to sell, assign, transfer, convey and deliver to Purchaser (and/or a Purchasing Party as the case may be), and Purchaser (and/or a Purchasing Party, as the case may be) shall purchase, acquire and accept from Seller and/or such Subsidiaries, all of Seller’s and such Subsidiaries’ respective right, title and interest in and to all of the assets, properties and rights primarily related to the Business (other than (X) with respect to Intellectual Property matters which are addressed exclusively in the IPMA and the Manufacturing Trademark License Agreement, and (Y) Inventory, which will be sold, assigned, transferred and delivered pursuant to subsection (iii) below), which include without limitation those assets set forth on Exhibit G, but specifically excluding the Excluded Assets (as defined below) (the “Purchased Assets”). Such Purchased Assets shall be purchased and acquired subject to the terms of any leases existing as of the date of this Agreement with respect to any Purchased Assets as disclosed in the Disclosure Letter; provided, however, that

(i) in the event any such Purchased Asset is subject to a lease under which Seller or any of its Subsidiaries is the lessee, Purchaser shall, at Purchaser’s option, either (A) assume the lease pursuant to this Agreement, (B) purchase the asset from the actual owner of such Purchased Asset in accordance with the terms of the applicable lease, or (C) treat such asset so it is not deemed a Purchased Asset and as a result not transferred to Purchaser at the Closing;

(ii) in the event that Seller discovers, either prior to or after the Closing, that a Purchased Asset that Purchaser reasonably deems to be a non-material Purchased Asset listed on Exhibit G is shared by business units of Seller other than the Business, such “non-material shared asset” shall be deemed not to be a Purchased Asset; and

(iii) contingent upon the Closing, promptly, but in no event later than 3 business days following the termination of provision of the ERP Transition Services (as defined in the Transition Services Agreement), Seller shall or shall cause one or more of Subsidiaries to sell, transfer, convey and deliver to Purchaser (and/or a Purchasing Party as the case may be) and Purchaser (and/or a Purchasing Party, as the case may be) shall purchase, acquire and accept from Seller and/or such Subsidiaries, all of Seller’s and such Subsidiaries’ respective right, title and interest in the Inventory (the “Subsequent Closing”). No additional consideration shall be paid by Purchaser hereunder in connection with the transfer of such Inventory at the Subsequent Closing.

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(b) Notwithstanding the terms of Section 2.1(a), Seller will not sell, convey, assign, transfer or deliver to Purchaser or any Purchasing Party pursuant to this Agreement, and neither Purchaser nor any Purchasing Party will purchase or acquire hereunder any other assets of Seller or its Subsidiaries other than the Purchased Assets (the “Excluded Assets”), which Excluded Assets shall include, without limitation, the following assets:

(i) all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of Seller and its Subsidiaries;

(ii) all minute books, records, stock ledgers, Tax records and all other materials that Seller and its Subsidiaries are required by Law to retain;

(iii) the shares of the capital stock of Seller and all of the Seller’s or any Selling Party’s ownership interest in any Subsidiary or other Person;

(iv) all export licenses to the extent not exclusively related to the operation of the Business;

(v) all insurance policies, binders and claims and rights thereunder and proceeds thereof;

(vi) all rights under all Contracts of Seller or its Subsidiaries other than the Assumed Contracts;

(vii) all rights to refunds, credits or similar benefits relating to Taxes and other governmental charges of whatever nature for periods ending prior to the Closing Date;

(viii) all intellectual property rights of Seller or its Subsidiaries other than the Transferred IP Rights, the Transferred Trademarks and the Transferred IP Licenses, subject to the terms of the IPMA and the Manufacturing Trademark License Agreement in each instance;

(ix) all real property and rights in respect of real property of the Seller and its Subsidiaries;

(x) all assets of the Seller Plans;

(xii) all rights with respect to or arising under the Excluded Assets;

(xiii) all assets and other rights relating to the Business sold or otherwise transferred or disposed of during the period from the date of this Agreement through and including the Closing Date, in any event in accordance with the provisions of this Agreement;

(xiv) other than the rights to receive certain services pursuant to the terms of the Transition Services Agreement, if any, all rights to receive administrative and corporate (overhead, shared and other) services and benefits of the kind provided to the Business by Seller and its Subsidiaries, either directly or indirectly through third-party service providers, prior to the Closing Date, including, without limitation (A) computer and information processing services, (B) finance, accounting and payroll services, (C) facilities management services (including, without limitation, environmental, health and safety), (D) treasury services (including, without limitation, banking, insurance, administration, taxation and internal audit), (E) general and administrative services, (F) executive and management services, (G) legal services, (H) human resources services, (I) risk management services, (J) group purchasing

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services, (K) corporate marketing, strategy and development services, (L) corporate travel and aircraft services and (M) investor relation services; and

(xiv) all rights of Seller and any Selling Party under this Agreement or any of the Ancillary Agreements to which Seller or any Selling Party is a party.

(c) Subject to Section 11.8, the Purchaser may assign its rights under this Agreement to acquire any or all of the Purchased Assets to one or more of Purchaser’s direct or indirect Subsidiaries, so long as such assignment would not (i) render a representation or warranty of Purchaser hereunder untrue in any material respect or (ii) otherwise jeopardize or materially delay the Closing or Subsequent Closing; provided, however, that any greater cost or obligation than any Selling Party would otherwise have had as a result of the change in the Purchasing Party (including any additional Taxes payable at any time by virtue of any change in the Purchasing Party) shall be borne by Purchaser.

(d) Upon the terms and subject to the conditions set forth in this Agreement and in the IPMA and the Manufacturing Trademark License Agreement, at the Closing, Seller shall or shall cause one or more of its Subsidiaries to sell, assign, transfer and convey to Purchaser (or a Purchasing Party, as the case may be), and Purchaser (or a Purchasing Party, as the case may be) shall purchase and acquire from Seller or such Subsidiaries, as appropriate, the Transferred IP Rights, the Transferred Trademarks and the Transferred IP Licenses, including the right to pursue past damages based on third-party infringement of the Transferred IP Rights, and also including the goodwill of the Business appurtenant to Transferred Trademarks included in the Transferred IP Rights, subject to the terms of any licenses granted to third parties existing as of the Closing Date (including corporate patent cross-licenses) or any licenses granted after the date hereof not in violation of this Agreement with respect to such Transferred IP Rights.

2.2 Assumption by Purchaser of Certain Liabilities; Retention by Seller of Remaining Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and except as set forth in Section 2.2(b), Purchaser shall assume, pay, perform and discharge when due any and all Liabilities of Seller and its Subsidiaries to the extent, and only to the extent, arising out of or directly related to the Business, the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks, or the Transferred Licenses on or after the Closing Date (as defined below) (the “Assumed Liabilities”), including without limitation:

(i) the executory Liabilities of Seller and its Subsidiaries arising on or after the Closing Date under the Assumed Contracts, but not including any Liabilities arising out of any breach of the Assumed Contracts prior to the Closing Date;

(ii) all Liabilities of Seller and its Subsidiaries in respect of the products sold by the Business prior to the Closing Date which are required to be honored on or after the Closing Date, for refunds, adjustments, allowances, exchanges, returns and performance warranties, to the extent that such Liabilities arise under Assumed Contracts or as otherwise set forth on Section 2.2(a)(ii) of the Disclosure Letter;

(iii) all accounts payable due to third Persons incurred in connection with the operation of the Business;

(iv) except as (A) otherwise provided herein, (B) arising from defined benefit and pension plans maintained by Seller or (C) arising from a violation of Law by Seller or its Subsidiaries, all Liabilities which arise with respect to (I) any Automatic Transferred Employee or (II) all Liabilities

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which arise with respect to post-Closing service of any Non-Automatic Transferred Employee; provided, however, should there be any claims at any time that that there was no sale of the Business for purposes of the Law relating to the automatic transfer of employees upon a sale of a business, any Liabilities which arise with respect to such claims shall constitute an Assumed Liability;

(v) all Liabilities pursuant to any Later Discovered Contracts (as defined below) which are assumed by Purchaser, at Purchaser’s reasonable discretion, but in no event including any Liabilities arising out of any breach of the Later Discovered Contracts on or prior to the Closing Date; and

(vi) all Liabilities arising on or after the Closing Date in connection with the Business, including without limitation (A) the operation of the Business, or (B) claims for infringement or alleged infringement with respect to operation of the Business on or after the Closing Date of (I) any right of any other Person relating to IP Rights, or (II) any right of any other Person pursuant to any license, sublicense, or agreement relating to the IP Rights including the Transferred IP Licenses.

(b) Any other provision of this Agreement notwithstanding, Purchaser does not and shall not be obligated to assume, pay, perform, discharge or be responsible for any of the following Liabilities of Seller or any of its Subsidiaries (collectively, the “Excluded Liabilities”):

(i) any Liability to the extent arising out of or relating to the operation or conduct by Seller or any of its Subsidiaries of any businesses other than the Business;

(ii) subject to the provisions of Sections 2.4 and 2.5 hereof, any Liability to the extent arising out of or relating to any Excluded Asset;

(iii) any Liability in respect of Taxes that are to be borne by Seller or its Subsidiaries pursuant to Section 6.9(b) and any Liability for Taxes payable by Seller or its Subsidiaries relating to a Pre-Closing Tax Period;

(iv) except as otherwise provided herein, all Liabilities to or in respect of any current or former employees of Seller or any of its Subsidiaries;

(v) except as provided for in Sections 6.6 and 6.7, (A) all Liabilities relating to or arising under any Seller Plans or Non-U.S. Benefit Plans or (B) all Liabilities arising prior to the Closing with respect to the Non-Automatic Transferred Employees;

(vi) any Indebtedness;

(vii) any Business Environmental Liabilities;

(viii) any Liability to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission, and, separately, with respect to the transactions contemplated by this Agreement, any other fees and expenses payable by Seller;

(ix) Leases other than Leases included in the Assumed Contracts;

(x) except as provided in Sections 2.4, 2.5, 6.6 or 6.7, any Liabilities with respect to Contracts other than Assumed Contracts;

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(xi) except as provided for in Section 6.6(a)(i), as modified by Section 6.6(g), accrued and unused vacation time (including flexible time off and sick pay) accrued on or prior to the Closing Date and arising directly as a result thereof;

(xii) all Liabilities from any pre-Closing period with respect to any Loss resulting from the matters set forth in the representations contained in Section 4.7, without regard for Seller Material Adverse Effect and regardless of whether such matters are disclosed in the Disclosure Letter;

(xiii) any and all Restructuring Liabilities, to the extent not taken into account for the purposes of the computation of the Final Working Capital, and all Liabilities arising from the matters set forth on Section 2.2(b) of the Seller Disclosure Letter, subject to the limitations set forth therein; and

(xiv) all other Liabilities of Seller or its Subsidiaries other than Assumed Liabilities.

2.3 Transfer.

(a) The Purchased Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be jointly prepared by the Parties and shall include (i) a bill of sale in substantially the form attached hereto as Exhibit A (the “Bill of Sale”), (ii) an assignment and assumption agreement in substantially the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), (iii) to the extent reasonably requested by Purchaser or otherwise required by Law, local asset transfer agreements for each jurisdiction other than the United States in which Purchased Assets or Assumed Liabilities are located in substantially the form attached hereto as Exhibit C with only such deviations therefrom as are required by local Law (the “Local Asset Transfer Agreements”), and (iv) such other agreements as may reasonably be required to effect the purchase and assignment of the Purchased Assets and Assumed Liabilities, including where necessary separate agreements to effect the transfer of Real Property, and the IPMA and the Manufacturing Trademark License Agreement (collectively, clauses (i)–(iv), the “Ancillary Agreements”) and shall be executed no later than at or as of the Closing by Seller and/or one or more of its Subsidiaries, as appropriate and Purchaser or one of its Subsidiaries.

(b) Such assignment, transfer or conveyance will be effective as of such times as provided in each respective Ancillary Agreement or any other Transaction Document and will be subject to the terms and conditions of this Agreement, any applicable Ancillary Agreement or other Transaction Document.

2.4 Approvals and Consents.

(a) Notwithstanding anything to the contrary contained in this Agreement, and subject to the provisions of Section 2.5, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Purchaser of any Purchased Asset would result in a violation of any applicable Law, would require any Consent or waiver of any Governmental Authority or third Person and such Consent or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable Law, any Contract or the rights of any third Person; provided, however, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account of such required authorization. Following the Closing, the Parties shall use commercially reasonable efforts, and shall

EXECUTION VERSION

cooperate with each other, to obtain promptly such Consent or waiver; provided, further, that neither Party nor any of its Subsidiaries shall be required to pay any consideration therefor.

(b) Once such Consent or waiver is obtained, Seller shall, or shall cause its Subsidiaries to, sell, assign, transfer, convey and license such Purchased Asset to Purchaser for no additional consideration. Any applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.9.

(c) To the extent that any Purchased Asset cannot be provided to Purchaser following the Closing pursuant to this Section 2.4, Purchaser and Seller shall use commercially reasonable efforts to enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account Tax costs and benefits) and, to the extent permitted under applicable Law, operational equivalent of obtaining such Consent or waiver and the performance by Purchaser of its obligations thereunder. To the extent permitted under applicable Law, Seller shall hold in trust for and pay to Purchaser promptly upon receipt thereof, such Purchased Assets and all income, proceeds and other monies received by Seller to the extent related to any such Purchased Asset in connection with the arrangements under this Section 2.4. Seller shall be permitted to set off against such amounts all reasonable direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding the foregoing, Seller shall have no obligation whatsoever to retain any portion of the Business, other than any individual asset or Contract (but only until such time as the transfer thereof may be effected in accordance with this Agreement), in order to obtain any such Consent or waiver referred to in this Section 2.4 or elsewhere in this Agreement. Nothing in this Section 2.4 applies to any Consent or waiver required under any Antitrust Law, which Consents and waivers shall be governed by Section 6.3.

(d) In the event that there are any Contracts for the purchase of products or services, including the provision of warranty, repair or support services of the Business, from or by Seller or any of its Subsidiaries which were not included in the Purchased Assets or the Assumed Liabilities and which were not specifically excluded from the transfers under this Agreement, but which would have been transferred to Purchaser as part of this Agreement but for the fact that such Contract was not discovered until after the Closing or inadvertently was not assigned (each, a “Later Discovered Contract”), to the extent permitted under the terms and conditions of such Later Discovered Contract and under the applicable laws, Purchaser and Seller agree to cooperate in assigning to Purchaser such Later Discovered Contract or the applicable rights or obligations under such Later Discovered Contract.

2.5 Novation and Assignment.

(a) Each Party shall, and shall cause their respective Subsidiaries to use commercially reasonable efforts to obtain or to cause to be obtained any Consent, substitution, or amendment required to novate (including with respect to any federal governmental contract) or assign all rights and obligations under Assumed Contracts and other obligations or Liabilities that constitute the Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser will be solely responsible for such rights and Assumed Liabilities from and after the Closing Date; provided, however, that neither Party nor any of its Subsidiaries shall be obligated to pay any consideration therefor to any third Person from whom such Consents, substitutions and amendments are requested.

(b) If either Party or any of its Subsidiaries is unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, (i) Seller shall, or shall cause its Subsidiary to, continue to be bound by such Assumed Contracts and other obligations and (ii) unless not permitted by the terms thereof or applicable Law, Purchaser shall, as agent or subcontractor for Seller or

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such Subsidiary, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of Seller or such Subsidiary thereunder from and after the Closing Date (except to the extent expressly otherwise provided herein or in the other Transaction Documents). Seller shall, without further consideration, pay and remit, or cause to be paid or remitted, to Purchaser promptly all money, rights and other consideration received by it in respect of such performance. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Seller shall, or shall cause such Subsidiary to, thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder to Purchaser without receipt of further consideration and Purchaser shall, without the payment of any further consideration, assume such rights and obligations.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The total consideration in respect of the transactions contemplated by this Agreement, the Assignment and Assumption Agreement, the IPMA and the Manufacturing Trademark License Agreement shall consist of (a) an amount in cash equal to $165 million (the “Purchase Price”), (b) the assumption of the Assumed Liabilities in the Assignment and Assumption Agreement, and (c) the grant of licenses by Purchaser in the IPMA.

3.2 Payment of Purchase Price. On the Closing Date, Purchaser shall pay to Seller (for its own account and as agent for any other Selling Party unless otherwise provided in any Local Asset Transfer Agreement) the Purchase Price. Such amount provided for in the immediately preceding sentence shall be payable in immediately available federal funds and delivered by Purchaser to such bank account or accounts as shall be designated in writing by Seller no later than the second Business Day prior to the Closing.

3.3 Working Capital Adjustment.

(a) Within 90 days after the Closing Date, Seller will prepare and deliver to Purchaser a written statement (the “Final Working Capital Statement”) containing (i) Seller’s calculation of the Final Working Capital pursuant to the terms of this Section 3.3 and (ii) Seller’s calculation of the amount of any payments required pursuant to Section 3.3(g) (the “Adjustment Calculation”). For purposes of this Agreement, “Final Working Capital” shall mean Working Capital as of the opening of business on the Closing Date (without giving effect to the Closing).

(b) During the preparation of the Final Working Capital Statement and the Post-Closing Adjustment (as defined below), Purchaser will, and will cause each of its Affiliates to, (i) provide Seller and Seller’s representatives with reasonable access, during normal business hours, to the books, records, facilities and employees of the Business, and (ii) cooperate fully with Seller and Seller’s representatives, including by providing on a timely basis all information reasonably necessary or useful in preparing the Final Working Capital Statement and assessing the Post-Closing Adjustment.

(c) Within 45 days after delivery of the Final Working Capital Statement, Purchaser will either:

(i) agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 3.3(g); or

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(ii) dispute the Adjustment Calculation by delivering to Seller a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

For purposes of this Section 3.3(c), Purchaser (A) may only deliver a Dispute Notice on the basis that Seller’s calculation of the Final Working Capital was not calculated in accordance with Section 3.3(a), or that the Adjustment Calculation contains mathematical errors on its face and (B) may not dispute any individual item relating to Seller’s calculation of the Final Working Capital having a value of less than $50,000 unless the value of such item can be determined with reasonable certainty (e.g., accounts receivable and accounts payable).

(d) If Purchaser fails to take either of the foregoing actions described in Section 3.3(c) within 45 days after delivery of the Adjustment Notice, then Purchaser will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the Parties for purposes of Section 3.3(g).

(e) If Purchaser timely delivers a Dispute Notice to Seller, then Purchaser and Seller will attempt in good faith, for a period of 30 days, to agree on the Adjustment Calculation for purposes of Section 3.3(g). Any resolution by Purchaser and Seller during such 30-day period as to any disputed items will be final and binding on the Parties for purposes of Section 3.3(g). If Purchaser and Seller do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then Purchaser and Seller will submit the remaining items in dispute to a mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of Purchaser or Seller. If Purchaser and Seller are unable to jointly select such independent accounting firm within 15 days after such 30-day period, Purchaser, on the one hand, and Seller, on the other hand, will each select an independent accounting firm of recognized national standing and such selected accounting firms will select a third independent accounting firm of recognized national standing, which firm is not the regular auditing firm of Purchaser or Seller; provided, however, that if either Purchaser, on the one hand, or Seller, on the other hand, fails to select such independent accounting firm during this 15-day period, then the Parties agree that the independent accounting firm selected by the other Party will be the independent accounting firm selected by the Parties for purposes of this Section 3.3 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”). Purchaser and Seller will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Adjustment Calculation. Purchaser and Seller will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm’s determination of the Adjustment Calculation as set forth in its report will be final and binding on the parties for purposes of Section 3.3(g). The fees and expenses of the Independent Accounting Firm will be shared by Purchaser and Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Purchaser and Seller, respectively.

(f) For purposes of complying with this Section 3.3, Purchaser and Seller will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may reasonably request and are available to that Party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm, provided that such materials will be provided to the other Party, and such other Party shall be provided with an opportunity to participate in any such discussions.

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(g) If the Final Working Capital as finally determined pursuant to this Section 3.3:

(i) is equal to or greater than $625,000 below the Target Working Capital (the “Lower Working Capital Limit”), and is equal to or less than $625,000 above the Target Working Capital (the “Upper Working Capital Limit”), then no adjustments will be made to the Purchase Price in respect of the Final Working Capital;

(ii) is less than the Lower Working Capital Limit, then Seller will pay to Purchaser in cash the sum of (A) the amount by which the Lower Working Capital Limit exceeds the Final Working Capital plus (B) an amount equal to $312,500; or

(iii) exceeds the Upper Working Capital Limit, then Purchaser will pay to Seller in cash the sum of (A) the amount by which the Final Working Capital exceeds the Upper Working Capital Limit plus (B) an amount equal to $312,500.

Any payment to Purchaser pursuant to this Section 3.3(g) will be effected by wire transfer of immediately available funds from Seller to an account designated by Purchaser, and any payment to Seller pursuant to this Section 3.3(g) will be effected by wire transfer of immediately available funds to an account designated by Seller. Such payments will be made within five Business Days following the final determination of the Final Working Capital in accordance with this Section 3.3.

(h) The purpose of this Section 3.3 is to determine the final Purchase Price to be paid by Purchaser under this Agreement. Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to ARTICLE IX, nor preclude Purchaser from exercising any indemnification rights pursuant to ARTICLE IX; provided, however, that in no event will Seller be obligated to indemnify any Purchaser Indemnified Party for any Loss as a result of, or based upon or arising from, any Liability, to the extent such Liability is reflected in the calculation of the Final Working Capital as finally determined pursuant to this Section 3.3. Any payment made pursuant to this Section 3.3 will be treated by the Parties for all purposes as an adjustment to the Purchase Price and will not be subject to offset for any reason.

3.4 Allocation of Purchase Price.

(a) Seller and Purchaser agree to use their respective best efforts to enter into an agreement (an “Allocation Schedule”) as soon as practicable (but in any event no later than 100 days after the Closing Date) to allocate the Purchase Price, the Assumed Liabilities, and all other relevant items among the Purchased Assets sold by each Selling Party to each Purchasing Party, and among the IP Rights, the Transferred Trademarks, the Transferred IP Licenses and the Manufacturing Trademark License Agreement for all applicable Tax purposes. Seller shall prepare a statement setting forth a proposed computation and allocation of the aggregate purchase price (the “Initial Computation”) and submit it to Purchaser no later than 30 days after the Adjustment Calculation is completed pursuant to Section 3.3. If, within seven days of Purchaser’s receipt of the Initial Computation, Purchaser shall not have objected in writing to such Initial Computation, the Initial Computation shall become the Allocation Schedule. If 21 days after Purchaser’s receipt of the Initial Computation, Seller and Purchaser have not agreed upon an Allocation Schedule, any disputed aspects of the Allocation Schedule shall be resolved within 60 days of Purchaser’s receipt of the Initial Computation, by a law firm or accounting firm mutually acceptable to Seller and Purchaser (the “Neutral Arbiters”), which shall resolve such dispute pursuant to, first, the terms of this Agreement and, second, the application of applicable Tax laws to the relevant facts. The decision of the Neutral Arbiters shall be final, and the costs, expenses and fees of the Neutral Arbiters shall be

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borne equally by Seller and Purchaser. After the Closing, from time to time, Seller and Purchaser shall agree upon revisions to the Allocation Schedule to reflect any adjustments to the consideration. Any disputes regarding such revisions to the Allocation Schedule shall be resolved by the Neutral Arbiter.

(b) In the event that the Allocation Schedule is disputed by any Governmental Authority, the Party receiving notice of such dispute will promptly notify the other Party, and the Parties will consult in good faith as to how to resolve such dispute in a manner consistent with the allocation.

(c) Not later than 10 days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its IRS Form 8594.

(d) Purchaser and Seller shall be bound by such Allocation Schedule and shall file, according to Section 1060 of the Code, all Tax Returns (including, without limitation, filing Form 8594) and reports with respect to the transactions contemplated by this Agreement (including, without limitation, all federal, state and local Tax Returns) on the basis of such allocation. Any Transfer Tax Returns filed prior to the completion of the Allocation Schedule shall be amended to reflect, and to be consistent with, the Allocation Schedule. In addition, Purchaser and Seller shall act in accordance with the Allocation Schedule in the course of any Tax audit, Tax review or Tax litigation relating thereto, and take no position and cause their affiliates to take no position inconsistent with the Allocation Schedule for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

3.5 Guaranty. In the event that Purchaser assigns all of its rights and obligations under this Agreement to any Purchaser Party pursuant to Section 11.8 hereof (the “Assignee Purchaser”), this Section 3.5 shall not be subject to such assignment and Purchaser, as guarantor (the “Guarantor”), irrevocably guarantees each and every representation, warranty, covenant, agreement and obligation of any such Assignee Purchaser and the full and timely performance of its obligations under the provisions of this Agreement and the other Transaction Documents. This is a guarantee of payment and performance, and not of collection, and the Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishments of any Assignee Purchaser’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee. The Guarantor hereby waives, for the benefit of Seller, (a) any right to require Seller as a condition of payment or performance of the Guarantor to proceed against any Assignee Purchaser or pursue any other remedies whatsoever and (b) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to any Assignee Purchaser. The Guarantor understands that Seller is relying on this guaranty in entering into this Agreement.

3.6 Post-Closing Adjustment. Purchaser shall bill Seller, and Seller shall promptly pay Purchaser but in any event no more than 30 days after Purchaser issues the applicable invoice, for the reasonable cost of providing goods and services (including, without limitation, repair and calibration services as well as fulfillment of refunds, adjustments, allowances, exchanges, returns and performance warranties) for which Seller received payment from customers of the Business prior to the Closing (the “Pre-Closing Customer Liabilities”), a list of which and applicable amounts of Pre-Closing Customer Liabilities shall be provided by Seller within 10 Business Days after the Closing. Such reasonable cost shall include without limitation a reasonable allocation of Purchaser’s overhead costs, without incremental mark-up to Seller for profit, for providing centralized corporate services to the Business in order to fulfill pre-Closing customer orders. Seller may dispute such costs within such 30-day period by delivering to Purchaser a written notice setting forth in reasonable detail the basis of each disputed item. If requested by Seller, Purchaser shall reasonably cooperate with and allow Seller and any representative

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of Seller, during normal business hours and subject to customary confidentiality restrictions, upon reasonable notice and at Seller’s expense, to conduct an audit of Purchaser’s records with respect to any such disputed cost.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth specifically on the disclosure letter delivered by Seller on the date hereof and attached hereto (the “Disclosure Letter”) (it being agreed that an item included on a particular section of the Disclosure Letter referenced in any section or subsection of this ARTICLE IV is deemed to relate to each other section or subsection of this ARTICLE IV), Seller represents and warrants to Purchaser that the statements as set forth in this ARTICLE IV are accurate as of the date hereof.

4.1 Corporate Existence. Each of Seller and each of its Subsidiaries party to the other Transaction Documents (such Subsidiaries, collectively, the “Other Sellers”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Seller and each Other Seller has the requisite corporate, partnership or similar power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to carry on the Business as the same is now being conducted by it.

4.2 Corporate Authority.

(a) This Agreement, the Ancillary Agreements and the other agreements, instruments and documents to be executed and delivered in connection herewith, including but not limited to the Transition Services Agreement, the IPMA, and the Manufacturing Trademark License Agreement (collectively with this Agreement, the “Transaction Documents”), to which Seller or any Other Seller is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by Seller and will be duly authorized by each applicable Other Seller by all requisite corporate, partnership or other action prior to Closing and no other proceedings on the part of Seller or its stockholders are (and no other proceedings on the part of any Other Seller or any of its equity holders will be) necessary for Seller or any Other Seller to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder. Seller has, and each of the Other Sellers will have at or prior to the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by Seller, and the other Transaction Documents will be duly executed and delivered by Seller and any Other Seller party thereto, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Seller and/or any Other Seller, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and the implied covenant of good faith and fair dealing.

(b) Except for (i) filings required under, and compliance with the applicable provisions of, the HSR Act and any other applicable Antitrust Law and (ii) if determined to be necessary by Seller, the filing of this Agreement with the Securities and Exchange Commission (the “SEC”), the execution and delivery of this Agreement and the other Transaction Documents by Seller and/or each of the Other Sellers, the performance by Seller and each Other Seller of its respective obligations hereunder and

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thereunder and the consummation by Seller and each of the Other Sellers of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Seller or any Other Seller, (B) result in any material violation or material breach of, or constitute any material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or a loss of a material benefit under, require that any Consent be obtained or result in the creation of any Lien under, any Assumed Material Contracts, to which Seller or any Other Seller is a party or to which any assets of Seller are subject or (C) materially violate, conflict with or result in any breach under any provision of any material Law applicable to Seller or any Other Seller or any of their respective properties or assets.

4.3 Governmental Approvals and Consents. Except for any requirements under any Antitrust Laws, no material Consent, order, or license from, material notice to or material registration, declaration or filing with, any United States, foreign (including without limitation, Singapore, the People’s Republic of China or the United Kingdom), federal, state, provincial, municipal or local government, government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality (“Governmental Authority”), is required on the part of Seller or any Other Seller in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Seller and each Other Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

4.4 Title; Real Property.

(a) Seller or one or more of the Other Sellers has, or at the Closing will have, and Purchaser will at the Closing acquire, good and valid title to the Purchased Assets, free and clear of all Liens, except Permitted Liens and Liens arising out of any actions of Purchaser and its Subsidiaries.

(b) None of the Purchased Assets or Assumed Liabilities has been treated by Seller as property or an obligation of Seller that is escheatable to any Governmental Authority as of the date hereof.

(c) Section 4.4(c) of the Disclosure Letter contains a list of the real property owned, leased, subleased or licensed by Seller or the Other Sellers and necessary for the operation of the Business (the “Real Property”).

4.5 Contracts.

(a) No Assumed Contract in effect as of the date of this Agreement constitutes (any Contract specified in Section 4.5(a) of the Disclosure Letter is referred to as an “Assumed Material Contract”):

(i) any Contract to which Seller or any of its Subsidiaries is a party limiting in any material respect the right of Seller or its Subsidiaries to engage in any material line of business or to compete with any Person, in each case which would apply to the activities of Purchaser after the Closing with respect to the Business;

(ii) a lease, sublease or similar Contract with any Person under which (A) Seller or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Seller or any of its Subsidiaries is a lessor or sublessor of,

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or makes available for use by any Person, any machinery, equipment, vehicle or other tangible personal property owned or leased by Seller or its Subsidiaries in any such case that had or is expected to have an aggregate Liability or receivable, as the case may be, in excess of $250,000 in either of the fiscal years ended October, 31, 2009 or October 31, 2008, or in any of the three fiscal years following the date of this Agreement;

(iii) a continuing Contract for the future purchase by Seller or its Subsidiaries of materials, supplies, equipment or services (other than purchase orders for inventory, i.e., raw materials, work in process and finished goods, in the ordinary course of business), that had or is expected to have an aggregate Liability to any Person in excess of $250,000 in either of the fiscal years ended October, 31, 2009 or October 31, 2008, or in any of the three fiscal years following the date of this Agreement;

(iv) a Contract granting a Lien upon any property (tangible or intangible) used in connection with the Business or any other Purchased Asset, other than Permitted Liens;

(v) a Contract providing for the services of any dealer, distributor, non-employee sales representative, franchise or similar non-employee representative that involved the payment or receipt in the fiscal years ended October 31, 2008 or October 31, 2009 in excess of $250,000 by Seller or any of its Subsidiaries, other than such contracts (including with original equipment manufacturers) entered into in the ordinary course of business;

(vi) a Contract with (A) Seller or any of Seller’s Subsidiaries or (B) any officer, director, employee or Affiliate of Seller or any of Seller’s Subsidiaries, except as to Automatic Transferred Employees;

(vii) a master purchase or similar Contract to which Seller and/or any Subsidiary is a party providing for the sale and/or licensing of the products and/or services of the Business;

(viii) a Contract or series of related Contracts involving payments by or to Seller or any of its Subsidiaries of more than $250,000 on an annual basis or $500,000 in the aggregate that requires the consent of or notice to a third party in the event of or with respect to the transactions contemplated hereby, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such Contract;

(ix) a Contract for Indebtedness, whether as borrower, lender or guarantor;

(x) a Contract or series of related Contracts relating to the acquisition or disposition of any business or of all or substantially all the securities or assets of any Person (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(xi) a Contract with a Governmental Authority;

(xii) a Contract pursuant to which Seller or any of its Subsidiaries agrees not to acquire assets or securities of a third party (including standstill agreements);

(xiii) a Contract, other than those set forth on Section 4.5(a) of the Disclosure Letter in connection with the other subsections of this Section 4.5(a), related to the Business providing for the indemnification by Seller or any of its Subsidiaries of any Person, other than in the ordinary course of business;

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(xiv) any other Contract that relates to the Business and that is required to be filed by Seller pursuant to Item 601(b)(10) of Regulation S-K of the SEC or disclosed by Seller on a Current Report on Form 8-K; or

(xv) a Contract to which Seller or any Seller Subsidiary is a party pertaining to the Business that is material to the Business and not made in the ordinary course of business.

(b) All Assumed Material Contracts are valid, binding and in full force and effect with respect to Seller or its Subsidiary party thereto, and have not been amended or modified in any material respect except as set forth therein. Seller has made available to Purchaser or its counsel true and correct copies of all Assumed Material Contracts as in effect on the date hereof. Seller or its Subsidiary party thereto has performed all material obligations required to be performed by it under the Assumed Material Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder, and to the knowledge of Seller, no other party to any Assumed Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default of the Assumed Material Contracts.

(c) Notwithstanding the foregoing, the provisions of this Section 4.5 shall not apply to IP Rights matters (which are exclusively addressed in Section 4.7) and Real Property matters (which are exclusively addressed in Section 4.4).

(d) Other than those disclosed in the Disclosure Letter, there are no current circumstances where the Seller has historically operated under a Contract but no Contract for such services or goods currently exists and Seller is operating under an unwritten understanding with the applicable provider of such services or goods.

4.6 Litigation. Neither Seller nor any Other Seller is subject to any order, judgment, stipulation, injunction, decree or agreement with any Governmental Authority, which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by the Transaction Documents or would reasonably be expected to have a Seller Material Adverse Effect. No Proceeding is pending or, to the knowledge of Seller, threatened against Seller or any Other Seller which would reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby or by any of the other Transaction Documents. There are no Proceedings pending or, to the knowledge of Seller, threatened against Seller or any Other Sellers in respect of the Business or the Purchased Assets, except for (a) any pending or threatened Proceeding that (i) seeks less than $100,000 in damages (excluding any class or similar representative actions or any instance in which a Proceeding involving the same or similar allegations represent aggregate damages in excess of such amount) and (ii) does not seek injunctive or other similar relief, or (b) Proceedings commenced following the date hereof which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

4.7 Intellectual Property Rights.

(a) Section 4.7(a) of the Disclosure Letter contains a true and complete list of all patents, patent applications, trademark and service mark registrations and applications and copyright registrations and applications owned by Seller or any of its Subsidiaries used exclusively in the Business as currently conducted, or as contemplated to be conducted (as evidenced by a written business plan, written development plan, product roadmap or computer software code) by Seller as of immediately prior to the Closing (“Registered Intellectual Property”). All such Registered Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid maintenance fees or actions due within 60 days

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after the Closing. There are no proceedings or actions known to Seller before any court or tribunal (including but not limited to the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered Intellectual Property other than those set forth in Schedule 4.7(a). Seller has not claimed any status in the application for or registration of any Registered Intellectual Property that, to the knowledge of Seller, would not be applicable to Purchaser.

(b) Except as set forth on Section 4.7(b) of the Disclosure Letter:

(i) To the knowledge of Seller, Seller and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property Rights used in or necessary for the conduct of the Business as currently conducted by Seller prior to the Closing (including without limitation all design, development and research activities used exclusively in the Business as in existence as of the Closing). Consummation of the transactions contemplated by this Agreement will assign (A) sole and exclusive ownership of all Intellectual Property Rights owned by the Seller and its Subsidiaries exclusively in the conduct of the Business (including without limitation all design, development and research activities included exclusively in the Business as in existence as of the Closing) and (B) the license rights of Seller and its Subsidiaries to other Intellectual Property Rights used exclusively by the Business as provided in the IPMA (such assigned Intellectual Property Rights and such assigned license rights being collectively referred to herein as the “Seller Intellectual Property”).

(ii) With respect to all Seller Intellectual Property that is owned by Seller or any of its Subsidiaries (A) Seller or such Subsidiary, as the case may be, owns such Seller Intellectual Property exclusively and has good title thereto, and, to Seller’s knowledge, no other party has any ownership rights thereto and (B) to Seller’s knowledge all such Seller Intellectual Property is valid and enforceable.

(iii) The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Seller Intellectual Property or impair the right of Purchaser to develop, use, sell, license or dispose of, or, except for the Undisclosed Existing Patent Licenses (as defined in the IPMA), to bring any action for the infringement of, any Seller Intellectual Property.

(iv) To the extent that any Seller Intellectual Property owned by Seller that was originally owned or created by or for any third Person, including any predecessor of Seller or of any of its Subsidiaries: (A) Seller or such Subsidiary has a written and enforceable Contract with such third Person with respect thereto, pursuant to which Seller or such Subsidiary, as the case may be, has obtained complete and unrestricted ownership and is the exclusive owner of, all such Seller Intellectual Property by valid assignment or otherwise; (B) the transfer from Seller or such Subsidiary to Purchaser hereunder does not violate such third party Contracts; (C) except with respect to the Undisclosed Existing Patent Licenses, such third Persons have not retained and do not have any rights or licenses with respect to such Seller Intellectual Property; and (D) to the knowledge of Seller, no basis exists for such third Person to challenge or object to this Agreement or the transactions contemplated hereby.

(v) The consummation of the transactions contemplated hereby will not, to the knowledge of Seller, cause Purchaser to incur any obligation to any third Person with respect to Seller Intellectual Property, including any royalty obligations, other than those obligations expressly set forth in the Transferred IP Licenses that Seller would have had if such transactions had not taken place.

(vi) As of the Closing Date, neither Seller nor any of its Subsidiaries has transferred ownership of, or granted any license under or right to use, or authorized the retention of any license or right to use, any Seller Intellectual Property to any other Person other than licenses to past and existing distributors and customers of Seller and as described in the IP Licenses listed in Section 4.7(b)(vi) of the

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Disclosure Letter, and copies of all such IP Licenses (except the Undisclosed Existing Patent Licenses) have been made available to Purchaser.

(vii) The Seller Intellectual Property acquired by Purchaser and the Intellectual Property licensed by Seller to Purchaser as a result of the transactions contemplated hereby constitute all Intellectual Property Rights that are held by Seller and its Subsidiaries and are used in, necessary for or would otherwise be infringed, misappropriated or otherwise violated by, the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted by Seller and its Subsidiaries (including without limitation all design, development and research activities included in the Business as in existence as of the Closing).

(viii) No government funding or facilities of a university, college, other educational institution or research center was used in the creation or development of the Seller Intellectual Property owned by Seller and its Subsidiaries. To the knowledge of Seller, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Seller Intellectual Property owned by Seller and its Subsidiaries has performed services for a governmental entity, university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Seller Intellectual Property owned by Seller and its Subsidiaries.

(ix) Seller and its Subsidiaries have, and as a result of the transactions contemplated hereby, Purchaser will have, the right to use, pursuant to valid licenses (copies of which have been made available to Purchaser), all software development tools, library functions, compilers and all other third party software that are used in the Business to create, modify, compile, operate or support any software that is Seller Intellectual Property in substantially the same manner as such software development tools, library functions, compilers and other third party software is used in the Business as currently conducted by Seller and its Subsidiaries, and all such software is listed in Section 4.7(b)(ix) of the Disclosure Letter.

(x) No Intellectual Property Rights of any third Person were or are used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Seller Intellectual Property. No software owned by or licensed to Seller or any of its Subsidiaries (“Seller Software”) has been combined by Seller or any of its Subsidiaries with any third Person software, including software subject to an open source license, in such a manner that, solely as a result of such combination: (A) restrictions are placed on the rights of Seller and its Subsidiaries to license, sublicense, resell or distribute such Seller Software; (B) restrictions are placed on the rights of Seller and its Subsidiaries to charge license fees for the sublicense, resale or distribution of the Seller Software; (C) Seller or any of its Subsidiaries is required to make available the source code for the Seller Software to any third parties to which Seller or any of its Subsidiaries distributes the Seller Software in non-source code form; (D) neither Seller nor any of its Subsidiaries may claim copyright or other Intellectual Property Rights in any derivative works made by Seller or its Subsidiaries from the Seller Software; or (E) Seller and its Subsidiaries are prohibited from restricting the persons by which, or the purposes for which, the Seller Software may be used.

(xi) Section 4.7(b)(xi) of the Disclosure Letter lists all Contracts to which Seller or any of its Subsidiaries is a party with respect to the ownership or licensing of any Seller Intellectual Property Rights other than non-exclusive software licenses granted to end user customers pursuant to Seller’s standard customer agreement, a copy of which has been made available to Purchaser, and Undisclosed Existing Patent Licenses.

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(xii) Neither the operation of the Business as conducted by Seller as of the date hereof, including the making, using, selling, licensing and distribution of the products of Seller or any of its Subsidiaries, by either Seller or any of its Subsidiaries or, to the knowledge of Seller, immediately following the Closing, Purchaser, did, do or will: (x) infringe or misappropriate the Intellectual Property Rights of any Person; (y) violate the rights of any Person (including rights to privacy or publicity); or (z) constitute unfair competition or trade practices under the laws of any jurisdiction; provided, however, that the foregoing qualification as to knowledge shall not apply in the foregoing representation with respect to any Intellectual Property Rights of any Person that are or have been subject to written license agreements to which Seller or any of its Subsidiaries is or has been a party and are or have been in effect at any time in the period from January 1, 2010 through the date of this Agreement. Neither Seller nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened claim, action, suit, order or proceeding with respect to any Seller Intellectual Property owned or used by Seller or any of its Subsidiaries or alleging that the services provided, processes used or products manufactured, used, imported, offered for sale or sold by Seller or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have any knowledge of any basis therefor).

(xiii) There are no Contracts between Seller or any of its Subsidiaries and any other Person with respect to the Seller Intellectual Property under which there is any dispute or, to the knowledge of Seller, any threatened dispute regarding the scope of such Contract or performance under such Contract.

(xiv) To the actual knowledge of Seller, no Person has challenged, infringed or misappropriated any Intellectual Property Rights used in the Business that is owned by Seller or any of its Subsidiaries. In connection with the foregoing, as a matter of Seller corporate policy, notice of material infringement claims with respect to Intellectual Property Rights is provided to one or more individuals listed in the definition of “knowledge” of Seller in Annex A.

(xv) Seller and its Subsidiaries have exercised reasonable care, including taking commercially reasonable steps, to maintain the confidentiality of all material Trade Secrets that are Seller Intellectual Property and no such Trade Secrets have been disclosed other than to employees, suppliers, consultants, representatives and agents of Seller or any of its Subsidiaries all of whom are bound by written confidentiality agreements.

(xvi) Section 4.7(b)(xvi) of the Disclosure Letter lists all third Persons to which Seller or any its Subsidiaries has provided or disclosed the source code to any software that is Seller Intellectual Property, and all other third Persons that, to the knowledge of Seller, have been provided access to, or have had possession of any such source code, and, for each third Person listed in Section 4.7(b)(xvi) of the Disclosure Letter, such schedule identifies the software source code that was provided or disclosed; provided that such schedule shall not include any individuals who (A) are or were consultants of Seller; (B) received access to such source code only under a written obligation of confidentiality to Seller; and (C) to the knowledge of Seller, no longer have (as of the date of this Agreement) access to or possession of any copy of such source code.

(xvii) Seller has and enforces a policy requiring each employee and consultant of Seller or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form previously made available to Purchaser and all current and former employees and consultants of Seller or any of its Subsidiaries who have created or modified any of the Seller Intellectual Property have executed such an agreement assigning all of such employees’ and consultants’ rights in and to such Seller Intellectual Property to Seller or its Subsidiary, as applicable.

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(xviii) No Seller Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, or stipulation that restricts in any manner the transfer thereof to Purchaser as contemplated hereby, or, to the knowledge of Seller, that adversely affects the validity, use or enforceability of the Seller Intellectual Property. No exclusive rights have been granted by Seller or any of its Subsidiaries to any third party with respect to any Seller Intellectual Property.

(xix) To the extent that Seller or any of its Subsidiaries has distributed or licensed any product to an end user pursuant to any form of encryption key: (A) Seller or such Subsidiary, as the case may be, has a written agreement with each such end user requiring such end user to protect the confidentiality of such key; (B) Section 4.7(b)(xix) of the Disclosure Letter contains a true and complete list of all third Persons to whom Seller or any of its Subsidiaries has disclosed such keys; and (C) to the knowledge of Seller, no third Person has had access to any such keys, except pursuant to clause (B) above.

(xx) All services provided, processes used or products manufactured, used, imported, offered for sale or sold by Seller or any of its Subsidiaries in the Business comply in all material respects with industry standards and with the feature specifications and performance standards set forth in Seller’s product data sheets and other documentation relating to such services, processes or products. There are no outstanding claims (nor does Seller have knowledge of any facts that would reasonably lead to a claim) for breach of warranties by Seller in connection with such services, processes or products. All product performance comparisons heretofore previously made by Seller or any of its Subsidiaries to customers in the Business or to Purchaser are accurate in all material respects as of the dates so furnished. There is no material problem, defect or issue with respect to any of such services, processes or products which, to the knowledge of Seller, does, or may reasonably be expected to, materially adversely affect the value or functionality of such services, processes or products.

4.8 Tax Matters.

(a)(i) Neither Seller nor any Other Seller is currently engaged and has not been engaged during the three year period ending on the Closing Date, in any material disputes with any Governmental Authority with respect to Taxes attributable or directly related to the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks or the Transferred IP Licenses, (ii) no Governmental Authority has proposed to make or has made any material adjustment with respect to Taxes attributable to the Purchased Assets, the Transferred IP Rights or the Transferred Trademarks and (iii) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(b) There is no material Liability for any unpaid Taxes related to the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks or the Transferred IP Licenses. There are no Liens for Taxes upon any of the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks or the Transferred IP Licenses, except for Permitted Liens.

(c) None of the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks or the Transferred IP Licenses is property that is required to be treated for Tax purposes as being owned by any other Person (other than those Purchased Assets that are leased).

(d) None of the Purchased Assets consists of stock of a Subsidiary, and none of the Purchased Assets or Assumed Liabilities includes a partnership for United States federal income tax purposes.

4.9 Employee Benefits.

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(a) Each Seller Plan has been administered, operated, maintained and funded in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable laws, and, as of the date hereof, there is no pending or threatened legal action, proceeding or investigation or other manner of litigation or claim against or relating to any Seller Plan, and Seller has no knowledge of any facts that are reasonably likely to give rise to any such legal action, proceeding or investigation or other manner of litigation, or claim, other than routine claims for benefits.

(b) No Seller Plan subject to Title IV of ERISA has been completely or partially terminated, nor has any event occurred nor does Seller have knowledge of any circumstance or condition that are reasonably likely to result in the termination or partial termination of such Seller Plan or might give rise to any liability (i) for the termination of any Seller Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any excise tax imposed by Section 4971 of the Code or (iii) for a reportable event (as defined in Section 4043 of ERISA).

(c) Each Seller Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller has no knowledge of any facts or circumstances that would adversely affect such qualification or exemption.

(d) No Seller Plan is a “multiemployer plan” (as defined in Section 4001 of ERISA), and Seller has never contributed nor been obligated to contribute, in each case, in the last 10 years, to any such multiemployer plan. Seller has not been in the last 10 years a member of a controlled group of corporations in which any other member contributed to a multiemployer plan.

4.9A Non-U.S. Benefit Plans.

(a) A complete matrix of all Non-U.S. Benefit Plans is set forth in Section 4.9A of the Disclosure Letter and an accurate summary of, and costs for, each such plan has been made available to Purchaser.

(b) Each Non-U.S. Benefit Plan and related instruments are valid, legal and binding and in full force and effect, with no defaults thereunder, have been administered, operated and maintained in accordance with their terms and are in compliance with applicable Law. There is no pending or threatened legal action, proceeding or investigation or other manner of litigation or claim against or relating to any Non-U.S. Benefit Plan, and no facts exist that would give rise to any such legal action, proceeding or investigation or other manner of litigation, or claim, other than routine claims for benefits.

(c) Seller and its Subsidiaries are in full compliance with any Laws relating to the provision of any mandatory benefits for Non-U.S. Employees and former employees.

4.10 Labor and Employment Matters.

(a) Seller and its Subsidiaries have complied with all Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, safety and health, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. There are no unresolved labor or employment controversies (including unresolved grievances, age, race, color, gender, national origin, disability or other discrimination claims, wage and hour claims, worker’s compensation claims, harassment or hostile work environment claims,

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retaliation or “whistleblower” claims, FMLA claims, claims for alleged breaches of contract, or claims of wrongful or tortious discharge of any kind) between Seller or any of its Subsidiaries and any Business Employee, or former Business Employee, of Seller regarding employment-related matters. Neither Seller nor any of its Subsidiaries has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Business and no such investigation is in progress.

(b) To the knowledge of Seller, no Business Employee, or former Business Employee, of Seller has any claim or any reasonable basis for any material Proceedings against, and no claim is pending or, to the knowledge of Seller, threatened against, Seller or any of its Subsidiaries in respect of the Business arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards. No Business Employee, or former Business Employee, of Seller has any claim against Seller or any of its Subsidiaries (in either case, with respect to the Business) on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any Law relating to minimum wages or maximum hours of work. No claim has been made that remains outstanding for breach of any contract of employment or for services or for severance or redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any Laws concerning employment rights or in relation to any alleged sex or race discrimination or for any other Liabilities accruing from the termination or variation of any contract of employment or for services, nor is Seller aware that any such claim has been threatened or is pending. No litigation by or on behalf of Business Employee, or former Business Employee, of Seller is pending, or to the knowledge of Seller, threatened in writing against Seller.

(c) Except as set forth in Section 4.10(c) of the Disclosure Letter, neither Seller nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization and to the knowledge of Seller there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. In addition, (i) there are no material unfair labor practice charges or complaints against Seller or any of its Subsidiaries pending before the National Labor Relations Board, (ii) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its Subsidiaries, (iii) there are no representation claims or petitions pending before the National Labor Relations Board and (iv) there are no grievance or pending arbitration proceedings against Seller or any of its Subsidiaries that arose out of or under any collection bargaining agreement. This Section 4.10(c) shall not apply to a collective bargaining agreement with respect to which Purchaser will have no Liability or which is applicable to Seller by operation of local Law.

(d) Each Person who is a U.S. employee of the Business is employed at will. Each Person who is an independent contractor of the Business is properly classified as an independent contractor, and each Person who is an employee of the Business is properly classified as either an exempt or non-exempt employee, in each case for purposes of all employment-related Laws and all Laws concerning the status of independent contractors.

(e) With respect to each Person employed in the Business in the United States, (i) such Person was hired in compliance with the Immigration Reform and Control Act of 1986 (the “IRCA”) and (ii) Seller, with respect to the Business, has complied with all recordkeeping and other regulatory requirements under the IRCA. Since the Balance Sheet Date (as defined below), neither Seller nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of

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employment or one or more facilities or operating units within any site of employment or facility of Seller or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN Act) or (iii) such other transaction, layoff, reduction-in-force or employment terminations sufficient in number to trigger application of any similar state or local law.

(f) No Business Employee is on long-term disability leave, extended absence or receiving worker’s compensation; provided, however, that disclosure of the name of such employee is not required if such disclosure would breach applicable Law, including pertaining to privacy, so long as the general nature of such leave or compensation is described in the side letter setting forth the Business Employees.

(g) All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums or any other governmental fees or charges relating to the employees of the Business, accrued wages, salaries and commissions and employee benefit plan payments with respect to employees of the Business have been accurately reflected in the books and records of the Business, as made available to Purchaser.

4.11 Compliance with Laws. The Business is being and has been conducted by Seller and its Subsidiaries in material compliance with the Laws applicable thereto. Seller and its Subsidiaries each has all material governmental permits, licenses, registrations, certificates, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, “Permits”) necessary to conduct the Business as presently conducted.

4.12 Environmental Matters.

(a) The Business, the Business Facilities, the Real Property, the Purchased Assets, the Hazardous Materials Activities relating to the Business and the Business Facilities, Seller and each Other Seller with respect to the foregoing, are and have been in compliance with all Environmental Laws, including the possession of, and the compliance with, all Permits required under any Environmental Laws, and has not created any Liability under Environmental Laws.

(b) There has not been any Release of Hazardous Materials at or from the Business Facilities or the Real Property in violation of Environmental Laws or that may give rise to a Liability under any Environmental Laws. There is no pending, or to the knowledge of Seller, threatened, Environmental Claim relating to the Business, the Real Property or the Business Facilities.

(c) The consummation of the transactions contemplated in this Agreement will not require Seller or Purchaser to provide notices, obtain the approvals of any Governmental Authority, or take any actions, including, but not limited to, any material repairs, construction or capital expenditures, in order for Purchaser to continue to hold all Permits required under Environmental Laws and to remain in substantial compliance with the terms and conditions of such Permits and Environmental Laws, or require Purchaser to obtain any new Permits.

4.13 Financial Information.

(a) Section 4.13(a) of the Disclosure Letter contains (i) the unaudited balance sheet (the “Balance Sheet”) of the Business as of October 31, 2009 (the “Balance Sheet Date”) and the related unaudited statement of income, cash flow and shareholders’ equity for the three-month period then ended, and (ii) the audited balance sheet of the Business as of July 31, 2009 and the related audited statement of income, cash flow and shareholders’ equity for the nine-month period then ended (collectively, the “Business Financial Statements”). The Business Financial Statements (i) are derived from the audited consolidated financial statements of Seller and its Subsidiaries for the fiscal year ended and as of

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October 31, 2009 and from the unaudited consolidated financial statements of Seller and its Subsidiaries for the nine months and as of July 31, 2009, respectively and (ii) fairly and accurately present in all material respects the financial condition, cash flows and results of operations of the Business as of the dates and for the periods indicated therein. The Business Financial Statements are prepared in accordance with GAAP, consistently applied except where expressly indicated.

(b) The Assumed Liabilities do not include any Liabilities of a nature required by GAAP to be reflected in a consolidated corporate balance sheet or the notes thereto, except Liabilities that (i) are accrued or reserved against in the Business Financial Statements, (ii) were incurred in the ordinary course of business since the Balance Sheet Date or (iii) do not exceed $1,000,000 in the aggregate.

4.14 Absence of Changes. Except as otherwise disclosed in this Agreement or the exhibits or schedules hereto, since the Balance Sheet Date, Seller and the Other Sellers have conducted the Business in all material respects in the ordinary course of business and, other than in the ordinary course of business, have not (a) sold, assigned, pledged, hypothecated or otherwise transferred any of the material Purchased Assets, other than such sales, assignments, pledges, hypothecations or other transfers in the ordinary course of business, (b) increased the compensation payable or to become payable by Seller or any Subsidiary to any Business Employee other than as required by applicable Law or pursuant to a Seller Plan (to the extent such increase is required by applicable law to apply to all employees), (c) cancelled, compromised, released or assigned any material Indebtedness owed to the Business or any material claims held by the Business, (d) sold, transferred, licensed or otherwise conveyed or disposed of any Transferred IP Rights, Transferred Trademarks or Transferred IP Licenses, (e) granted any allowances or discounts or sold inventory materially in excess of reasonably anticipated consumption for the near term, (f) changed any method of accounting or accounting practices of the Business in any material respect, (g) incurred or become subject to, or agreed to incur or become subject to, any Liability other than in the ordinary course of business, (h) commenced or settled any material legal proceeding or claim with respect to the Business, (i) directly or indirectly paid or entered into a Contract to pay any severance or termination pay to any Business Employee except in the ordinary course of business, (j) made or approved the making of any single capital expenditure exceeding $100,000 or (k) suffered or experienced any other event or condition that has resulted in, would reasonably be expected to have, a Seller Material Adverse Effect on the Business or entered into an agreement to do any of the foregoing.

4.15 Sufficiency of Assets. Other than with respect to Intellectual Property matters, which are exclusively addressed in Section 4.7, the Purchased Assets and the other rights, licenses, services and benefits to be provided pursuant to this Agreement and the other Transaction Documents constitute all of the assets, properties and rights owned, leased or licensed by Seller and its Subsidiaries and primarily used or held for use in or necessary to conduct the Business in all material respects as currently conducted, in each case other than (A) the Excluded Assets, (B) any Contracts or other assets or rights that pursuant to Section 2.4 or 2.5 are not transferred to Purchaser, (C) the assets, properties and rights used to perform the services that are the subject of the Transition Services Agreement and (D) as provided in Section 4.15 of the Disclosure Letter.

4.16 Location of Assets. Section 4.16(a) of the Disclosure Letter lists all addresses and/or locations, as of the date hereof, of any material tangible assets in the possession of Seller and/or any of its Subsidiaries that are included in the Purchased Assets. Section 4.16(b) of the Disclosure Letter lists all locations, as of the date hereof, of any material tangible assets in the possession of any third Person that are included in the Purchased Assets.

4.17 Customers. Section 4.17 of the Disclosure Letter sets forth the customers of the Business for the fiscal years ended October 31, 2008 and October 31, 2009, such that in the aggregate such list of customers for each such fiscal year constitutes at least 80% of the Business by order amount for such

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fiscal year. With respect to such customers for the fiscal year ended October 31, 2009, as of the date of this Agreement, neither Seller nor any of its Subsidiaries has received written notification that any such customer intends to terminate or materially adversely change its relationship with Seller.

4.18 Suppliers. Section 4.18 of the Disclosure Letter sets forth the direct suppliers of goods and services to the Business for the fiscal years ended October 31, 2008 and October 31, 2009, such that in the aggregate such list of suppliers for each such fiscal year constitutes at least 80% of the amount spent by the Business on goods and services for such fiscal year. Exhibit 4.18 to the Disclosure Letter contains the following for each such listed supplier: supplier name and contact information. With respect to such suppliers for the fiscal year ended October 31, 2009, as of the date of this Agreement, neither Seller nor any of its Subsidiaries has received written notification that such supplier intends to not sell, raw materials, supplies, merchandise and other goods to the Business at any time after the Closing on terms and conditions similar to those imposed on current sales to the Business, subject only to general and customary price increases.

4.19 Finders; Brokers. Seller has not employed any finder or broker in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee or commission from Seller in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby, except with respect to Thomas Weisel Partners LLC, which will be borne entirely by Seller.

4.20 Foreign Operations and Export Control. Seller, each of its Subsidiaries, and each officer, director, employee, agent or other Person acting on behalf of Seller or any of its Subsidiaries, at all times since November 1, 2004 has:

(a) acted in compliance in all material respects with all applicable foreign Laws, including, without limitation, laws relating to foreign investment, foreign exchange control, immigration and employment;

(b) acted without notice of violation in any material respect of and in compliance in all material respects with all relevant anti-boycott laws, regulations and guidelines, including Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;

(c) acted without notice of violation in any material respect of and in compliance in all material respects with any applicable export or re-export control or sanctions Laws, orders or regulations of any and all applicable jurisdictions, including without limitation the United States, the European Union and member states thereof, and any other jurisdiction in which Seller or any of its Subsidiaries is established or from which it exports or reexports, including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without notice of violation of and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders;

(d) acted without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law;

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(e) acted without notice of violation in any material respect of and in compliance in all material respects with any and all applicable import Laws of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such Laws; and

(f) not sold any products from the Operational Surveillance Business (as defined in the IPMA) to any of the following foreign governments or contractors thereto: Albania, Armenia, Azerbaijan, Belarus, Burma, Cambodia, the People’s Republic of China, Cuba, Georgia, Iran, Iraq, Kazakhstan, Kyrgyzstan, Laos, Libya, Macao, Moldova, Mongolia, North Korea, Russia, Sudan, Syria, Tajikistan, Turkmenistan, Ukraine, Uzbekistan and Vietnam.

4.21 Insurance. The Business is covered by currently effective insurance policies issued in favor of Seller that are customary for companies of similar size and financial condition. Section 4.21 of the Disclosure Letter contains a list of all insurance policies held with respect to the Business and in force on the date hereof (including, without limitation, fire, property damage, public liability, worker’s compensation, fidelity bond, errors and omissions, theft, forgery and other coverage), and indicates the name of the insurer and the term of the policy (the “Insurance Policies”). All of the properties of the Business and the conduct of the Business of an insurable nature are insured in such amounts and against such losses, casualties or risks as are (a) required by any applicable Law or (b) required by any Contract binding upon any Seller or its Affiliates related to the Business. To the knowledge of Seller, all such policies are in full force and effect, all premiums due thereon have been paid and Seller has complied with the provisions of such policies in all material respects and is not in material default of any provision of any such policy. Seller has not been advised in writing of any defense to coverage in connection with any claim to coverage asserted or noticed by Seller under or in connection with any of their extant insurance policies related to the Business. With respect to the Business, Seller has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Seller that there will be a cancellation or non-renewal of existing policies or binders. Seller has not been refused or denied any insurance coverage with respect to the Business for which it has applied (including renewal of current insurance coverage).

ARTICLE V

REPRESENTATIONS OF PURCHASER

Purchaser represents and warrants to Seller that the statements set forth in this ARTICLE V are accurate as of the date hereof:

5.1 Corporate Existence. Each of Purchaser and each Purchasing Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Purchaser and each Purchasing Party has the requisite corporate power and authority to own, lease and operate the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks and the Transferred IP Licenses and to assume the Assumed Liabilities, and to carry on the Business in substantially the same manner as the same is now being conducted by Seller and its Subsidiaries.

5.2 Corporate Authority.

(a) This Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby involving Purchaser have been duly authorized by Purchaser by all requisite corporate, partnership or other action. Purchaser has full power and authority to execute and deliver the Transaction Documents to which it is a party and to

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perform its obligations thereunder. This Agreement has been duly executed and delivered by Purchaser, and the other Transaction Documents will be duly executed and delivered by Purchaser, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and the implied covenant of good faith and fair dealing.

(b) Except for (i) filings required under, and compliance with the applicable provisions of, the HSR Act and any other applicable Antitrust Law, the execution and (ii) if determined to be necessary by Purchaser, the filing of this Agreement with the SEC, the execution and delivery of this Agreement and the other Transaction Documents by Purchaser and/or each of the Purchasing Parties, the performance by Purchaser and each of the Purchasing Parties of its obligations hereunder and thereunder and the consummation by Purchaser and each of the Purchasing Parties of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Purchaser or any of the Purchasing Parties, (B) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, require that any Consent be obtained or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Purchaser is subject or is a party or (C) violate, conflict with or result in any breach under any provision of any Law applicable to Purchaser or any of the Purchasing Parties or any of their respective property or assets, except, in the case of clauses (B) and (C), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.3 Governmental Approvals and Consents. Purchaser is not subject to any order, judgment, decree, stipulation, injunction or agreement with any Governmental Authority which would prevent or materially interfere with or delay the consummation of the transactions contemplated by this Agreement or would be reasonably likely to have a Purchaser Material Adverse Effect. No claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding is pending or, to the knowledge of Purchaser, threatened against Purchaser which would prevent or materially interfere with or delay the consummation of the transactions contemplated by this Agreement. Except for any requirements under any Antitrust Laws, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have a Purchaser Material Adverse Effect. To the knowledge of Purchaser, there are no filings or approvals of the nature contemplated by Sections 4.2(a) and 4.2(b) required to be made by Purchaser in connection with the transactions contemplated by this Agreement on account of the business or operations of Purchaser, other than the filings expressly contemplated by Sections 4.2(a) and 4.2(b) read together with the Disclosure Letter.

5.4 Litigation. Purchaser is not subject to any order, judgment, stipulation, injunction, decree or agreement with any Governmental Authority, which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by the Transaction Documents or would reasonably be expected to have a Purchaser Material Adverse Effect. No Proceeding is pending or, to the knowledge of Purchaser, threatened against Purchaser which would

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reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby or by any of the other Transaction Documents.

5.5 Financial Capacity. Purchaser has the financial capacity necessary and sufficient to consummate the transactions contemplated hereby, including any related fees and expenses. The funds necessary to close the transactions contemplated hereby and pay any related fees and expenses will be available on a timely basis for the transactions contemplated hereby.

5.6 Finders; Brokers. Except for Morgan Stanley & Co., none of Purchaser nor any of its Affiliates has employed any finder or broker in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee or commission from Seller or Purchaser in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

5.7 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by Purchaser and its Affiliates and representatives. Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the representations and warranties contained in ARTICLE IV or in any other Transaction Document). Except for the representations and warranties contained in ARTICLE IV or in the other Transaction Documents and the indemnification obligations set forth in ARTICLE IX hereof, neither Seller (including all officers and employees of Seller) nor any Other Seller (including all officers and employees of any Other Seller) will have or be subject to any Liability or indemnification obligation to Purchaser or any other Person for any information provided or made available to Purchaser or its representatives relating to the Business or otherwise in expectation of the transactions contemplated by this Agreement, including the confidential memorandum or other material prepared by Thomas Weisel Partners, LLC related to the Business and any information, document, or material made available to Purchaser or its counsel or other representatives in Purchaser’s due diligence review, including in certain “data rooms” (electronic or otherwise) or management presentations.

ARTICLE VI

AGREEMENTS OF PURCHASER AND SELLER

6.1 Operation of the Business. Except as otherwise provided in this Agreement or as disclosed in Section 6.1 of the Disclosure Letter, from the date hereof until the Closing, without the prior written approval of Purchaser (which approval shall not be unreasonably withheld) Seller shall, and it shall cause its Subsidiaries in respect of the Business to, continue to operate and conduct the Business in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve the Business in all material respects. Except as otherwise contemplated by this Agreement or as disclosed in Section 6.1 of the Disclosure Letter, without limiting the generality of the foregoing, Seller shall not and shall cause its Subsidiaries not to, without the prior written approval of Purchaser (which approval shall not be unreasonably withheld), take any of the following actions with respect to the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks, the Transferred IP Licenses or the Business:

(a) transfer, sell, lease, license or otherwise convey or dispose of, or subject to any Lien (other than Permitted Liens) on, any of the Purchased Assets, other than (i) sales of inventory in the

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ordinary course of business or (ii) other transfers, leases, licenses and dispositions made in the ordinary course of business;

(b) grant any increase in the compensation or benefits arrangements of any Business Employee or under any Seller Plan, except for increases in the compensation or benefits of such employees: (i) in the ordinary course of business (excluding severance or bonuses, in either case payable by Seller upon consummation of the transactions contemplated by this Agreement, for Business Employees), (ii) as a result of collective bargaining or other agreements with such employees as in effect on the date hereof or (iii) as required by applicable Law from time to time in effect or by any employee benefit plan, program or arrangement sponsored by Seller or one of its Subsidiaries as in effect on the date hereof or hire new Business Employees other than in the ordinary course of business;

(c) cancel, compromise, release or assign any Indebtedness owed to the Business or any claims held by the Business, other than in the ordinary course of business consistent with past practice;

(d) terminate (other than by expiration) or amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) in any material respect the terms of any Assumed Material Contract other than in the ordinary course of business consistent with past practice;

(e) sell, transfer, license or otherwise convey or dispose of, or incur or suffer the imposition of any Lien (other than Permitted Liens) on, any Transferred IP Right, Transferred Trademark or Transferred IP License, other than non-exclusive licenses in connection with sales or licenses of products in the ordinary course of business consistent with past practice;

(f) commence or settle any material Proceeding;

(g) incur any material accounts payable other than in the ordinary course of business consistent with past practice or pursuant to obligations under existing Assumed Contracts; or

(h) agree or commit to do any of the foregoing.

Not fewer than five Business Days prior to the Closing, Seller shall deliver to Purchaser a supplement to Section 4.5(a) of the Disclosure Letter, which shall identify those Contracts entered into by Seller or its Subsidiaries after the date of this Agreement not in violation of the terms hereof which would have constituted “Assumed Material Contracts” if such Contracts had been in effect as of the date hereof, and such Contracts identified on such supplement to Section 4.5(a) of the Disclosure Letter shall be deemed “Assumed Material Contracts” for all purposes hereof so long as such Contracts were entered into in accordance with the terms hereof.

6.2 Investigation of Business; Confidentiality.

(a) Until the Closing, Seller shall, and shall cause its Subsidiaries to, permit Purchaser and its authorized agents or representatives to have reasonable access to the properties, books, records, Contracts and such financial (including working papers) and operating data of the Business and the Business Employees as Purchaser may reasonably request, during business hours to review information and documentation and ask questions relative to the properties, books, contracts, commitments and other records of the Business and to conduct any other reasonable investigations; provided, however, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller and its Subsidiaries, shall comply with the reasonable security and insurance requirements of Seller and its Subsidiaries and shall be at Purchaser’s sole risk and expense. All requests

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for access to the offices, properties, books and records of Seller and its Subsidiaries shall be made to such representatives of Seller or its Subsidiaries as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that, except as contemplated by Section 6.5, neither Purchaser nor any of its Affiliates, agents or representatives shall contact any of the employees, customers (including dealers and distributors), suppliers, joint venture partners or other Subsidiaries or Affiliates of Seller in connection with the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such representatives of Seller. Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege of Seller or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. The relevant parties shall make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) The Parties expressly acknowledge and agree that this Agreement and its terms and all information, whether written or oral, furnished by either Party to the other Party or any Affiliate of such other Party in connection with the negotiation of this Agreement or pursuant to Section 6.5 (“Confidential Information”) shall be treated as “confidential information” under that certain Confidential Disclosure Agreement dated August 10, 2009 between the Parties.

6.3 Necessary Efforts; No Inconsistent Action.

(a) Subject to the terms hereof, Purchaser and the Seller agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts (i) to obtain all government clearances, consents, approvals, expirations or terminations of any applicable waiting periods, actions, or non-actions required for Closing under the HSR Act and any other applicable Antitrust Law, (ii) to respond promptly to all reasonable government requests for information under any Antitrust Law, (iii) to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that, under any Antitrust Law, restricts, prevents or prohibits, or threatens to restrict, prevent, or prohibit, the Closing or the consummation of any other transaction contemplated by this Agreement. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, submissions, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. In furtherance and not in limitation of the foregoing, each of Purchaser and Seller shall (i) keep the other party or its counsel informed of any material communication received from the United States Federal Trade Commission (“FTC”), the Antitrust Division of the United States Department of Justice (“DOJ”), or any other United States or foreign Governmental Authority or, in connection with any proceeding by a private party, any other Person (other than such party’s employees, agents, attorneys, representatives, advisors, consultants, or affiliates) in each case regarding any of the transactions contemplated hereby; (ii) give the other party or its counsel advance notice of, and a meaningful advance opportunity to review, any material communication given to the FTC, the DOJ or any other United States or foreign Governmental Authority or, in connection with any proceeding by a private party, any other Person (other than such party’s employees, agents, attorneys, representatives, advisors, consultants, or affiliates) in each case regarding any of the transactions contemplated hereby; and (iii) consult with the other party or its counsel in advance of any meeting or conference with the FTC, the DOJ, or any other United States or foreign Governmental Authority or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or affiliates of Purchaser, the Seller, or their affiliates, as the case may be) and, to the extent permitted by the FTC, the DOJ or any other United States or foreign Governmental Authority or other

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Person, give the other party or its counsel the opportunity to attend and participate in such meetings and conferences.

(b) Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall be under any obligation, and Seller and its Affiliates shall not undertake without Purchaser’s prior consent, to make proposals, execute or carry out agreements or submit to orders providing for the sale, license, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of the Business or of Purchaser or any of its Affiliates, or imposing or seeking to impose any material limitation on the ability of Purchaser or any of its Affiliates to conduct its business or own such assets or to acquire, hold or exercise full rights of ownership of the Business.

(c) Purchaser and Seller shall share equally the (i) filing fee of Purchaser’s pre-merger notification report under the HSR Act and (ii) all other filing fees incurred by Purchaser and Seller in seeking approvals under all other applicable Antitrust Laws.

6.4 Public Disclosures. Unless otherwise required by Law or the rules and regulations of any stock exchange or quotation services on which such Party’s stock is traded or quoted, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party or its Affiliates without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed). If in the judgment of either Party such a news release or public announcement is required by Law or the rules or regulations of any stock exchange on which such Party’s stock is traded, the Party intending to make such release or announcement shall to the extent practicable use reasonable commercial efforts to provide prior written notice to the other Party of the contents of such release or announcement and to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

6.5 Access to Records and Personnel.

(a) Exchange of Information. To the extent permissible under applicable Law, Seller agrees to provide, or cause to be provided, to Purchaser, as soon as reasonably practicable after written request therefor and at Purchaser’s sole expense, (x) reasonable access (including using reasonable commercial efforts to give access to third parties possessing information), during normal business hours, to Seller’s employees and (y) such information that Purchaser reasonably needs to comply with its obligations under Section 6.6 of this Agreement. After the Closing, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access (including using reasonable commercial efforts to give access to third parties possessing information), during normal business hours, to the other Party’s employees and to any books, records, documents, files and correspondence in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement; provided, however, that no Party shall be required to provide access to or disclose information where such access or disclosure would violate any Law or agreement, or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Subsidiaries or otherwise not relating to the other Party and its Subsidiaries, and, in the event such provision of information could reasonably be expected to violate any Law or agreement or waive any attorney-client or other similar privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

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(b) Financial and Other Information. After the Closing, each Party shall provide, or cause to be provided, as soon as reasonably practicable after written request therefor and at the sole expense of the requesting Party, to the other Party such financial and other data and information reasonably available and in its possession (in such form as is reasonably available to it) as is reasonably requested by the other Party and reasonably necessary in order for such other Party to prepare required financial statements and reports or filings, including Tax Returns, to be provided to any third Person or filed with any Governmental Authority; provided, however, that the out-of-pocket cost to prepare any financial statements after the Closing shall be borne solely by Purchaser.

(c) Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.5 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(d) Record Retention. Except as otherwise provided herein, each Party agrees to use its reasonable commercial efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business, the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks and the Transferred IP Licenses (the “Books and Records”) in their respective possession or control for a commercially reasonable period of time, as set forth in their regular document retention policies, as such may be amended from time to time, following the Closing Date or for such longer period as may be required by Law or as may be reasonably requested in writing by any Party, or until the expiration of the relevant representation or warranty under any of the Transaction Documents and any related claim of indemnification related thereto. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records in accordance with its retention policy; provided, however, that, prior to such destruction or disposal (i) such Party shall provide no less than 90 nor more than 120 days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of) and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out of pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).

(e) Limitation of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.5 is found to be inaccurate. No Party shall have any Liability to any other Party if any information is destroyed or lost after reasonable commercial efforts by such Party to comply with the provisions of Section 6.5(d).

(f) Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.

(g) Confidential Information. Nothing in this Section 6.5 shall require either Party to violate any agreement with any third Persons regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either Party is required under this Section 6.5 to disclose any such information, that Party shall use all commercially reasonable efforts to seek to obtain such third Person’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.

6.6 Employee Relations and Benefits.

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(a) The Parties intend that there shall be continuity of employment with respect to all Business Employees as follows:

(i) Automatic Transferred Employees shall not be terminated upon Closing, but rather the rights, powers, duties, liabilities and obligations of Seller (or the relevant Subsidiary of Seller) to such employees in respect of the material terms of employment with the employees in force immediately before Closing (other than eligibility to participate in, coverage or benefits under any equity or pension plan to the extent permitted by local employment Laws) shall be transferred to Purchaser or its applicable Subsidiary, but only to the extent required by, and only then in accordance with, local employment Laws. So long as Purchaser complies with this Section 6.6(a)(i), if an Automatic Transferred Employee objects to the transfer of employment to Purchaser or its Subsidiaries, any and all Liabilities arising in connection with such termination, notice, severance and similar payments shall constitute an Excluded Liability for the purpose of Section 9.1(a)(iv).

(ii) For Non-Automatic Transferred Employees, Purchaser or its applicable Subsidiary shall offer employment to each such employee effective on the Closing Date, or as otherwise agreed between Seller and Purchaser, each such offer to be at the employee’s same general location and same base salary as is in effect immediately prior to the Closing and otherwise on substantially the same terms and conditions of employment (including cash and equity incentive opportunities) in the aggregate as are provided by Purchaser to similarly situated employees of Purchaser or its Subsidiaries. For the sake of clarity, if a Non-Automatic Transferred Employee rejects the offer of employment with Purchaser or its Subsidiaries, any and all Liabilities arising in connection with such termination, notice, severance and similar payments shall constitute an Excluded Liability for the purpose of Section 9.1(a)(iv).

(iii) Seller and its Subsidiaries shall be permitted to take any action they are legally required to take in order to comply with local employment Laws.

(iv) Those employees who are transferred to Purchaser and/or one of its Subsidiaries in accordance with clause (i) above and those who accept the offer of employment from Purchaser and/or one of its Subsidiaries in accordance with clause (ii) above and, in each case, who commence employment with Purchaser and/or one of its Subsidiaries shall be referred to herein as “Transferred Employees.” For purposes hereof, “commence employment” shall mean the date that such employees become employed by Purchaser.

(v) Seller shall not, and shall cause its Subsidiaries not to (and shall not encourage or assist its Affiliates to), engage in any activity intended to discourage any Business Employee from accepting an offer of employment from Purchaser and/or one of its Subsidiaries. Modification of the terms of employment (or the offer of employment) as described in Section 6.6(a)(i), (ii) and (vi) shall not be regarded as a discouragement of employment. Seller shall not, and shall cause its Subsidiaries not to (and shall not encourage or assist its Affiliates to), offer employment with any business of Seller or any of its Subsidiaries or Affiliates (other than the Business) after the date hereof and prior to the Closing Date (other than Business Employees who have applied for a position with Seller or one of its Subsidiaries or Affiliates outside the Business prior to the date hereof and who are listed in Section 6.6(a)(v) of the Disclosure Letter to the extent permitted by local Law); provided, however, that Seller and its Subsidiaries shall be permitted to take any action they are legally required to take in order to comply with local employment Laws.

(vi) Starting on the Closing Date, Purchaser shall cause to be provided to each Transferred Employee only the benefits provided to similarly situated employees under the employee benefit plans, agreements, programs, policies and arrangements of Purchaser and/or one of its

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Subsidiaries (the “Purchaser Plans”) unless otherwise required under local Law, in which case such benefits shall comply with local Law.

(vii) In the event that Purchaser breaches its obligations under Section 6.6(a)(i), any and all Liabilities, whether arising under contract, Seller Plans, local Laws or otherwise, to provide any termination, notice, severance or similar payments to any Automatic Transferred Employees arising out of the termination of their employment with Seller or its Subsidiaries at the Closing or Seller’s or its Subsidiaries’ automatic transfer of their employment at the Closing shall be borne by Purchaser and shall constitute Assumed Liabilities for the purposes of Section 9.1(b)(iv). Except as otherwise provided in Section 6.6 or with respect to any payments under a Seller Plan, any and all Liabilities to provide any severance or similar payments to any Transferred Employee whose employment is terminated by Purchaser or its Subsidiaries following the Closing Date (other than Restructuring Liabilities) shall constitute Assumed Liabilities for the purposes of Section 9.1(b)(iv).

(b) Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents on or prior to the Closing Date. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents after the Closing Date shall be the responsibility of Purchaser. For purposes of this paragraph, a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(c) With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Purchaser, Purchaser shall recognize all service of Transferred Employees with Seller and its Subsidiaries for purposes of any pre-existing condition and waiting periods.

(d) Transferred Employees shall be given credit for all service with Seller and any of its Subsidiaries, to the same extent as such service was credited for such purpose by Seller, under each Purchaser Plan in which such Transferred Employees are eligible to participate for all purposes.

(e) Except as required by applicable Law or as may be agreed to by Seller and Purchaser, as of the Closing Date the Transferred Employees shall cease to accrue further benefits under Seller Plans and shall commence participation as soon as practicable under the terms of Purchaser Plans. Seller shall take all necessary actions to fully vest the Transferred Employees in their account balances under the Seller 401(k) plan and Seller Retirement Plan. Purchaser shall take all steps necessary to permit each such Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Seller 401(k) plan and the Seller Retirement Plan, if any, to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution to the extent permitted by the Seller 401(k) plan and the Seller Retirement Plan into an account under a 401(k) plan maintained by Purchaser (the “Purchaser’s 401(k) Plan”). Notwithstanding the foregoing, Seller and Purchaser may mutually agree following the date hereof, but prior to the Closing Date, to provide for a trust to trust transfer of the account balances of Transferred Employees under the Seller’s 401(k) plan to Purchaser’s 401(k) Plan.

(f) On Closing, Seller shall pay out all accrued but unused vacation time (including flexible time off and sick pay) as of the Closing Date to which any Transferred Employee is entitled pursuant to

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the vacation policy (and flexible time off and sick pay policy) immediately prior to the Closing Date (the “Vacation Policy”) to the extent permitted by local Law. Within 45 days after the Closing Date, Seller will deliver to Purchaser (i) an accounting of the accrued but unused vacation time (including flexible time off and sick pay) as of the Closing Date for any Transferred Employee whose vacation was not otherwise paid out by Seller, and (ii) a cash amount equal to such accrued but unused vacation time that was unpaid by Seller according to the accounting in the previous clause to such bank account as shall be designated in advance in writing by Purchaser.

(g) Any and all Liabilities arising under COBRA or similar applicable Laws in the United States arising from the actions (or inactions) of Purchaser or its Subsidiaries after the Closing Date shall constitute Assumed Liabilities for the purposes of Section 9.1(b)(iv). Seller shall retain all such Liabilities, including all Liabilities with respect to any “qualifying event” (as defined under COBRA), incurred on or prior to the Closing Date or arising as a result of the transactions described herein, which shall constitute Excluded Liabilities for the purposes of Section 9.1(a)(iv).

(h) The Parties acknowledge and agree that all provisions contained in this Section 6.6 with respect to employees are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including, without limitation, any employees, former employees, any participant in any Seller Plan or any beneficiary thereof or (ii) to continued employment with Seller or Purchaser.

(i) Except to the limited extent set forth in this Section 6.6 or 6.7, any and all Liabilities arising out of or with respect to any Seller Plan shall constitute Excluded Liabilities for the purposes of Section 9.1(a)(iv).

(j) The Parties recognize that certain of the Transferred Employees are in nonimmigrant visa status or have applications for lawful permanent residence pending with the relevant governmental authorities (the “Affected Non-United States National Employees”). The Parties further recognize that new or amended petitions with respect to such Affected Non-United States National Employees may be required in certain of these cases, unless Purchaser (or its Affiliates, as the case may be), are deemed the “successor-in-interest” to Seller (as such term is used in pronouncements by the United States Citizenship and Immigration Service (“USCIS”)) with respect to such Affected Non-United States National Employees. Accordingly, Purchaser hereby expressly agrees to assume, and Seller hereby assigns, all of the immigration-related Liabilities of the Affected Non-United States National Employees (including, without limitation, any obligations, Liabilities and undertakings arising from or under attestations made in each certified and still effective Labor Condition Application (“LCA”) filed by Seller with respect to any such Affected Non-United States National Employees). The Parties each agree to take such actions as may reasonably be requested at and following the Closing to document to the USCIS or such other governmental agency, as the case may be, as may be necessary, the “successor-in-interest” relationship with respect to any Affected Non-United States National Employees.

6.7 Non-U.S. Employees. In addition to Section 6.6 as applicable to Non-U.S. Employees, this Section 6.7 applies only to Non-U.S. Employees and certain former non-U.S. Employees (“Non-U.S. Former Employees”).

(a) This Section 6.7 shall contain covenants and agreements of the Parties on and as of the Closing Date with respect to:

(i) the Non-U.S. Employees; and

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(ii) Non-U.S. Benefit Plans provided or covering such Non-U.S. Employees and Non-U.S. Former Employees.

(b) Seller and Purchaser and their respective Subsidiaries shall comply with all obligations either under the Transfer Regulations or other applicable Laws to notify and/or consult with Non-U.S. Employees or employee representatives, unions, works councils or other employee representative bodies, if any, and shall provide such information to the other Party as is reasonably required by that Party to comply with its notification and/or consultation obligations. Any Liability resulting from the failure by one Party to comply with such obligations shall be borne by such Party, and such Liabilities shall constitute (i) in the event of a failure to comply by Seller, Excluded Liabilities for the purposes of Section 9.1(a)(iv) or (ii) in the event of a failure to comply by Purchaser, Assumed Liabilities for the purposes of Section 9.1(b)(iv).

(c) The Parties acknowledge and agree that all provisions contained in this Section 6.7 with respect to employees are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including, without limitation, any employees, former employees, any participant in any Seller Plan or any beneficiary thereof or (ii) to continued employment with Seller or Purchaser.

(d) Any and all Liabilities and losses (including but not limited to reasonable attorneys’ fees and other costs of defense incurred in any action) arising out of or with respect to any Non-U.S. Benefit Plan shall constitute Excluded Liabilities for the purposes of Section 9.1(a)(iv).

6.8 Insurance Matters. Purchaser acknowledges that the Insurance Policies maintained on behalf of the Business are part of the corporate insurance program maintained by Seller, and such coverage will not be available or transferred to Purchaser (except with respect to Assumed Liabilities for which claims have been made by Seller or any of its Subsidiaries against third Person insurers under such policies on or prior to the Closing Date, subject to Purchaser’s paying any applicable deductible with respect to such claim).

6.9 Tax Matters.

(a) Transfer Taxes.

(i) For purposes of this Agreement, the term “Transfer Taxes” shall mean all transfer, filing, recordation (including, without limitation, the cost of recording the assignment or transfer of the Transferred IP Rights and the Transferred Trademarks), ad valorem, value added, bulk sales, stamp duties, excise, license or similar fees or taxes. The Purchasing Party shall bear the Liability of any Transfer Taxes with respect to which, and solely to the extent that, such Purchasing Party is entitled to obtain a refund or credit of an amount paid by the Purchasing Party under this Agreement. Purchaser and Seller shall equally bear the Liability of all other Transfer Taxes. Seller and Purchaser shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

(ii) Unless the Parties mutually agree otherwise, any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared by the Party required by law to file such Tax Returns. The Party filing such Tax Return shall invoice and pay the Transfer Taxes shown on such Tax Return. The filing Party shall use its reasonable commercial efforts to provide the other Party the Tax Returns which it is required to file at least 10 days before such Tax Returns are due to be filed. All such Tax Returns shall be consistent with the allocation of the Purchase Price as determined pursuant to

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Section 3.4. Seller and Purchaser shall settle their respective obligations for the Liability for Transfer Taxes as defined in Section 6.9(a)(i) no later than the time specified in Section 3.4(c).

(b) Other Tax Returns and Payment of Taxes.

(i) Except as provided in Section 6.9(a), Seller shall be liable for and shall remit when due or cause to be remitted when due any amount of Taxes due in connection with the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks and the Transferred IP Licenses for any taxable period ending prior to the Closing Date or for any Taxes related to the transactions contemplated by this Agreement. Seller shall duly file or cause to be duly filed, any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence. Except as provided in Section 6.9(a), Seller shall be liable for any other Taxes of Seller for any taxable period (including any Liability of Seller for the unpaid Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise).

(ii) Purchaser shall be liable for and shall remit when due or cause to be remitted when due any amount of Taxes due in connection with the Purchased Assets, the Transferred IP Rights and the Transferred Trademarks for any taxable period beginning after the Closing Date; provided, however, that for the avoidance of doubt Purchaser shall not be liable for any Income Taxes of Seller, or any Income Taxes of any of Seller’s Subsidiaries the equity of which is not transferred to Purchaser. Purchaser shall duly file or cause to be duly filed, any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence.

(iii) Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns with respect to the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks and the Transferred IP Licenses for taxable periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”). Purchaser shall provide a copy of any such Tax Return for Seller’s review and approval at least five Business Days before filing, which approval may not be unreasonably withheld. Seller shall pay to Purchaser within five Business Days after the date on which Taxes are paid with respect to a Straddle Period an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date. For purposes of this Section 6.9(b)(iii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed to be equal to the amount which would be payable if the relevant taxable period ended on and included the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date.

(c) Pre-Closing Settlement Payments. If, after the Closing Date, Purchaser or any of its Affiliates receives any refund that is an Excluded Asset or utilizes the benefit of any overpayment or prepayment of Taxes that are Excluded Assets, Purchaser shall, or shall cause such Affiliate to, promptly remit or cause to be remitted to Seller the entire amount of the refund or overpayment (including any interest paid by the Governmental Authority paying the refund or the overpayment, but net of any Taxes that may be due on such refund or interest amount after giving effect to any deductions when, and as recognized, in respect of the payment of such amounts to Seller) received or utilized by Purchaser or such Affiliate. If any such refund or benefit is subsequently reduced as a result of an adjustment required by any Governmental Authority, this Section 6.9(c) shall take such adjusted refund or benefit into account. If Purchaser or any of its Affiliates pays any amount to Seller pursuant to this Section 6.9(c) prior to such

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adjustment, Seller shall repay the difference between the amount paid and the adjusted amount of the refund or benefit, as the case may be, to Purchaser, if the adjusted amount is less than the amount paid by Purchaser or such Affiliate to Seller pursuant to this Section 6.9(c), and Purchaser shall pay the difference between the adjusted amount of the refund or benefit and the amount paid by Purchaser or such Affiliate to Seller if the amount paid by Purchaser or such Affiliate to Seller is less than the adjusted amount.

(d) Cooperation and Assistance.

(i) The Parties shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding. Each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section 6.9.

(ii) If (A) either Party is liable under this Section 6.9, including any amounts due pursuant to Section 6.9(c), for any portion of a Tax shown due on any Tax Return required to be filed by the other Party pursuant to this Section 6.9, or (B) Seller is required to file any Tax Return with respect to any of its Subsidiaries pursuant to this Section 6.9, the Party obligated to file such Tax Return pursuant to this Section 6.9 shall deliver a copy of the relevant portions of such Tax Return (taking into account any extensions, if applicable) to the liable Party. If the Parties disagree as to the treatment of any item shown on such Tax Return or with respect to any calculation with respect to any Tax Return to be filed pursuant to this Section 6.9, an independent public accounting firm acceptable to both Seller and Purchaser shall determine, consistent with Seller’s past practice (except as otherwise required by Law), how the disputed item is to be treated on such Tax Return.

(iii) Upon request or upon payment, each Party shall deliver to the tax director of the other Party certified copies of all receipts for any foreign Tax with respect to which such other Party or any of its Affiliates could claim a foreign tax credit and any supporting documents required in connection with claiming or supporting a claim for such a foreign tax credit.

(iv) The Parties shall retain records, documents, accounting data and other information in whatever form that are necessary for the preparation and filing, or for any Tax audit, of any and all Tax Returns with respect to any Taxes that relate to taxable periods that do not begin after the Closing Date. Such retention shall be in accordance with the record retention policy of the respective Party, but in no event shall any Party destroy or otherwise dispose of such records, documents, accounting data and other information prior to the expiration of the applicable statute of limitations (including extensions) and without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party shall give any other Party reasonable access to all such records, documents, accounting data and other information as well as to its personnel and premises to the extent necessary for a reasonable review or a Tax audit of such Tax Returns and relevant to an obligation under this Section 6.9.

(v) Seller shall use its reasonable commercial efforts to provide Purchaser with a clearance certificate or similar document(s) which may be required by any taxing authority to relieve Purchaser of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement.

(e) Tax Controversies. A Party shall promptly notify the other Party in writing promptly (but in no event later than 30 days) (a “Notification”) upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or any of its Affiliates) is liable under Section 6.9. Failure to give such Notification shall not relieve the indemnifying party from Liability under Section 6.9, except if and to the extent that the indemnifying party is actually prejudiced thereby. Each Party shall be entitled to take control of the complete defense of any tax audit or

EXECUTION VERSION

administrative or court proceeding (a “Tax Claim”) relating to Taxes for which it may be liable, and to employ counsel of its choice at its expense; provided, however, that Seller and Purchaser shall jointly control the defense of any Tax Claim relating to Taxes with respect to a Straddle Period for which Taxes are allocated to both Seller and Purchaser under Section 6.9(b)(iii) of this Agreement. Notwithstanding the immediately preceding sentence, each Party shall be entitled to take control of the complete defense of any Tax Claim relating to Taxes for which it is obligated to file a Tax Return (but does not have any indemnification obligation hereunder) under this Section 6.9 (or by Law), and to employ counsel of its choice at its expense; provided, however, that such Party unconditionally releases in writing the other Party from its indemnification obligation hereunder with respect to such Tax Claim; provided further, that such Party shall take control of such Tax Claim within 60 days of the earlier of (x) the date on which such Notification is provided or (y) the date such Notification is due pursuant to the first sentence of this Section 6.9(e). If one Party takes control of any such audit or proceeding, the other Party shall be entitled to participate, at its expense, in the defense of such audit or proceeding, and the Party controlling such audit or proceeding shall consider in good faith any suggestions made or points raised by the other Party. Neither Party may agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other Party, which consent shall not be unreasonably withheld. This Section 6.9(e) shall govern to the extent it would otherwise be inconsistent with Section 9.3(a).

6.10 Mail Handling; Receivables and Payables.

(a) To the extent that Purchaser receives any mail or packages addressed to Seller or its Subsidiaries and delivered to Purchaser not relating to the Business, the Purchased Assets, Transferred IP Rights, the Transferred Trademarks, the Transferred IP Licenses or the Assumed Liabilities, Purchaser shall promptly deliver such mail or packages to Seller. After the Closing Date, to the extent that Purchaser receives cash or checks or drafts made payable to Purchaser that constitutes an Excluded Asset, Purchaser shall promptly use such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, forward to Seller within five Business Days for such amount received, or, if so requested by Seller, endorse such checks or drafts to Seller for collection. Purchaser may not assert any set-off, hold-back, escrow or other restriction against any payment described in this Section 6.10.

(b) To the extent that Seller receives any mail or packages addressed to Purchaser or its Subsidiaries and delivered to Seller relating to the Business, the Purchased Assets, Transferred IP Rights, the Transferred Trademarks, the Transferred IP Licenses or the Assumed Liabilities, Purchaser shall promptly deliver such mail or packages to Purchaser. After the Closing Date, to the extent that Seller receives cash or checks or drafts made payable to Purchaser that constitutes a Purchased Asset, Seller shall promptly use such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, reimburse Purchaser within five Business Days for such amount received, or, if so requested by Purchaser, endorse such checks or drafts to Purchaser for collection. Seller may not assert any set-off, hold-back, escrow or other restriction against any payment described in this Section 6.10. On or after the Closing Date, Seller will use commercially reasonable efforts to promptly notify Purchaser of each inquiry that it receives relating to the Business from an existing customer of the Business or any other third Person that expressly states its desire to explore a commercial relationship with the Business.

6.11 IPMA and Manufacturing Trademark License Agreement. At the Closing, Seller shall execute and deliver the IPMA in the form of the agreement attached hereto as Exhibit D and the Manufacturing Trademark License Agreement in the form of the agreement attached hereto as Exhibit F.

6.12 Non-Competition. In order that Purchaser may have and enjoy the full benefit of the Business, Seller agrees that for a period of four years commencing on the Closing Date, Seller will not, and will cause its Subsidiaries not to, without the express written approval of Purchaser, which approval may be granted or withheld in Purchaser’s sole discretion, engage, directly or indirectly, in a Competing

EXECUTION VERSION

Business or acquire more than 5% of the outstanding equity interest in any Business Competitor. For purposes of this Section 6.12: “Business Competitor” shall mean any Person that derived more than 10% of its consolidated gross revenues from Competing Businesses during its current fiscal year or any of its preceding fiscal year. Notwithstanding the foregoing, the provisions of this Section 6.12 shall not restrict any of Seller or any of its Subsidiaries from: (a) engaging in those businesses that it is engaged in as of the date of this Agreement, other than the Business; (b) acquiring, merging with or consolidating with any Person which, at the time of the parties’ agreement to enter into such transaction is not a Business Competitor (subject to the provisions hereof); (c) (i) being acquired by means of any business combination (including an asset purchase, merger or consolidation) by any Person, in which event the covenants in this Section 6.12 shall automatically terminate upon the consummation of such transaction and be of no further force and effect, or (ii) divesting any business of Seller or its Subsidiaries (whether by way of asset purchase or otherwise); (d) engaging in any merger, consolidation or any other business combination with any Person not subject to clause (b) if the stockholders of Seller immediately prior to consummation of such transaction will own 50% or less of the outstanding common stock of the resulting or surviving entity (or the parent thereof); (e) providing any post-Closing services to Purchaser or its Subsidiaries pursuant to this Agreement, the Transition Services Agreement or any other agreement or instrument entered into in connection therewith; or (f) acquiring and operating any Business Competitor so long as Seller or such Subsidiary divests all or substantially all of the Competing Business, as conducted by such Business Competitor, within one year following the closing of such transaction, or to the extent such divestiture is not consummated within such one year period, Seller shall substantially cease operations by no later than the end of such one year period and shall further wind-up or cease all operations thereof within 455 days following such transaction.

6.13 Non-Solicitation.

(a) Seller agrees that for a period of two years from and after the Closing Date it shall not, and it shall cause each of its Subsidiaries not to (and shall not encourage or assist any of its Affiliates to), without the prior written consent of Purchaser, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Purchaser or any of its Subsidiaries) (i) any Transferred Employee or (ii) any other Person employed by Purchaser who became known to or was identified to Seller or any of its Affiliates prior to the Closing in connection with the transactions contemplated by this Agreement, unless in each case such Person ceased to be an employee of Purchaser or its Subsidiaries prior to such action by Seller or its Subsidiary, or, in the case of such Person’s voluntary termination of employment with Purchaser or any of its Subsidiaries, at least three months prior to such action by Seller or its Subsidiary. Notwithstanding the foregoing, this Section 6.13(a) shall not apply to any Person who is hired by Seller or any of its Subsidiaries (i) pursuant to any existing agreement with employee representatives (such as a works council agreement) by which Seller or such Subsidiary is bound or (ii) as a result of actions required to be taken by Seller or any of its Subsidiaries in order to comply with local employment Laws.

(b) Purchaser agrees that for a period of two years from and after the Closing Date it shall not, and it shall cause its Subsidiaries not to (and shall not encourage or assist any of its Affiliates to), without the prior written consent of Seller, directly or indirectly, solicit or hire (or cause or seek to cause to leave the employ of Seller or any if its Subsidiaries) any Person that it or they know to be employed by Seller or any of its Subsidiaries as of the Closing Date unless such Person ceased to be an employee of Seller or such Subsidiary prior to such action by Purchaser or any of its Subsidiaries, or, in the case of such Person’s voluntary termination of employment with Seller or any of its Subsidiaries, at least three months prior to such action by Purchaser or any of its Subsidiaries; provided, however, that the limitation in this Section 6.13(b) shall only apply to the extent that Purchaser uses either of the following to conduct such solicitation or hiring: (x) confidential information of the Seller or its Subsidiaries or (y) any Business Employee whose employment transfers to Purchaser or its Subsidiaries in connection with the consummation of transactions contemplated by this Agreement.

EXECUTION VERSION

(c) Purchaser agrees that for a period of two years from and after the Closing Date it shall not, and it shall cause its Subsidiaries not to (and shall not encourage or assist any of its Affiliates to), without the prior written consent of Seller, directly or indirectly, solicit or hire (or cause or seek to cause to leave the employ of Seller or any if its Subsidiaries) any Business Employee who (i) is an Automatic Transferred Employee and objects to the transfer of employment to Purchaser or its Subsidiary or (ii) is a Non-Automatic Transferred Employee and has elected not to accept an offer of employment from Purchaser or its Subsidiary as of the Closing Date.

(d) Notwithstanding the foregoing, the restrictions set forth in Sections 6.13(a) and 6.13(b) shall not apply to (i) bona fide public advertisements for employment placed by Seller and not specifically targeted at the employees of Purchaser, or (ii) any employee who is not a manager or an individual contributor who is engaged in the design of semiconductor products or processes.

6.14 Financial Statements. Without limiting the obligations set forth in Section 6.5, Seller shall, for a period of six months after the Closing, use commercially reasonable efforts to (a) assist with and facilitate the completion and the audit and/or review by Pricewaterhouse Coopers (“PWC”) of any financial statements which are necessary for Purchaser to comply with the rules and regulations of the SEC or other Laws applicable to Purchaser and (b) provide necessary consents and management representation letters reasonably requested by Purchaser or PWC (or any other accounting firm engaged by Purchaser) in connection with such financial statements. Any reasonable out-of-pocket costs incurred by Seller in connection therewith shall be borne by Purchaser.

6.15 WCSS Inventory. Seller and Purchaser shall use commercially reasonable efforts after the date hereof to enter into an agreement with respect to post-sales calibration and repair services to be provided by Seller to Purchaser. In the event that Seller and Purchaser are unable to reach an agreement within 45 days after the date hereof, Seller shall sell, and Purchaser shall purchase, the inventory of the Business held by Seller’s Worldwide Customer Services and Support Organization as of the Closing Date at Seller’s cost.

6.16 Operation of the Business Until the Subsequent Closing. Contingent upon the Closing, from the Closing Date until the Subsequent Closing, without the prior written approval of Purchaser (which approval shall not be unreasonably withheld) Seller shall, and it shall cause its Subsidiaries to safeguard and manage the Inventory in the ordinary course of business consistent with past practice and to use commercially reasonable efforts, consistent with efforts expended by Seller and its Subsidiaries for the 12-month period prior to the Closing, to preserve the Inventory in all material respects. Without limiting the generality of the foregoing, Seller shall not and shall cause its Subsidiaries not to, without the prior written approval of Purchaser (which approval shall not be unreasonably withheld), transfer, sell, lease, license or otherwise convey or dispose of, or subject to any Lien (other than Permitted Liens) on, any the Inventory, other than sales in the ordinary course of business under the Distribution Agreement (as defined in the Transition Services Agreement). Seller shall maintain adequate insurance for the Inventory, consistent with its prior practice for the 12-month period prior to the Closing.

6.17 Additional Cooperation. From the date hereof until June 30, 2010, Seller shall use commercially reasonable efforts to cooperate in good faith with Purchaser in requesting that the identified distributors, licensors, suppliers and/or contract manufacturers listed on Exhibit H hereto extend to Purchaser similar pricing, terms and conditions as those extended to Seller, provided that in no event shall Seller be obligated to pay any consideration to any third Person from whom such similar pricing, terms and conditions are requested.

EXECUTION VERSION

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Purchaser and Seller and the Other Sellers. The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by the Party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions:

(a) No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect on the Closing Date which has or would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement to occur on the Closing Date or otherwise making such transactions illegal, and no legal proceeding shall have been commenced by any Governmental Authority for the purpose of obtaining any such Law and no notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby; and

(b) Regulatory Authorizations. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act and all other applicable Antitrust Laws as set forth on Section 7.1(b) of the Disclosure Letter shall have expired or been terminated, and all other clearances, consents, approvals, actions or non-actions required under applicable Antitrust Laws shall have been obtained.

7.2 Conditions Precedent to Obligation of Seller and the Other Sellers. The obligation of Seller and the Other Sellers to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by Seller) on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement (i) that are qualified as to “Purchaser Material Adverse Effect” shall be true, correct and accurate as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true, correct and accurate as of such date) and (ii) that are not qualified as to “Purchaser Material Adverse Effect” shall be accurate as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be accurate as of such date), except that any inaccuracies in such representations and warranties will be disregarded solely for purposes of this Section 7.2(a) (and not for any other purpose under this Agreement) if such inaccuracies, considered individually or in the aggregate would not have a Purchaser Material Adverse Effect as of the Closing Date; and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b) Covenants of Purchaser. Purchaser shall have complied in all material respects with all covenants contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing, and Seller shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Purchaser to such effect.

(c) Local Asset Transfer Agreements and Ancillary Agreements. Purchaser shall have executed and delivered the Ancillary Agreements and other agreements and documents contemplated by Section 2.3 to the extent a party thereto, and each such agreement and document shall be in full force and effect and shall not have been breached in any material respect by Purchaser.

EXECUTION VERSION

(d) Other Transaction Agreements. Purchaser shall have executed and delivered the IPMA, the Manufacturing Trademark License Agreement and Transition Services Agreement, and such agreements shall be in full force and effect.

(e) Employees. Purchaser shall have complied with all covenants and satisfied all of the obligations set forth in Sections 6.6 and 6.7.

7.3 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement and the other Transaction Documents (i) that are qualified as to “Seller Material Adverse Effect” shall be true, correct and accurate as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true, correct and accurate as of such date); and (ii) that are not qualified as to “Seller Material Adverse Effect” shall be accurate as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be accurate as of such date), except that any inaccuracies in such representations and warranties will be disregarded solely for purposes of this Section 7.3(a) (and not for any other purpose under this Agreement) if such inaccuracies, considered individually or in the aggregate, would not have a Seller Material Adverse Effect as of the Closing Date; and Purchaser shall have received a certificate dated as of the Closing Date signed by an authorized officer of Seller to such effect.

(b) Covenants of Seller. Seller shall have complied in all material respects with all covenants contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing; and Purchaser shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Seller to such effect.

(c) Transfer Agreements. Seller shall have executed and delivered or caused each of the relevant Other Sellers to execute and deliver, the Ancillary Agreements and other agreements and documents contemplated by Section 2.3(a) to the extent a party thereto, and each such agreement and document shall be in full force and effect and shall not have been breached in any material respect by Seller or the relevant Other Seller, as the case may be.

(d) Other Transaction Agreements. Seller and its Subsidiaries shall have executed and delivered the IPMA, the Manufacturing Trademark License Agreement and Transition Services Agreement, as applicable, and such agreements shall be in full force and effect.

(e) Consents. Each of the Consents set forth in Section 7.3(e) of the Disclosure Letter shall have been obtained in a form reasonably acceptable to Purchaser and shall be in full force and effect.

(f) No Seller Material Adverse Effect. Since the date of this Agreement there shall have been no event, condition, change or development, or worsening of any existing event, condition, change or development (except as relates to Excluded Assets) that, individually or in combination with any other event, condition, change, development or worsening thereof, has had or would reasonably be expected to have a Seller Material Adverse Effect.

EXECUTION VERSION

ARTICLE VIII

CLOSING

8.1 Closing Date. Unless this Agreement shall have been terminated pursuant to ARTICLE X hereof, the closing of the sale and transfer of the Purchased Assets and the other transactions hereunder (the “Closing”) shall take place at the offices of Baker & McKenzie LLP, 660 Hansen Way, Palo Alto, California at 10:00 a.m., local time, and in such other places as are necessary to effect the transactions to be consummated at the Closing, after the satisfaction or waiver of the conditions set forth in ARTICLE VII, on the first to occur of the following dates, provided that such date is no less than three business days after such satisfaction or waiver: May 1, 2010; June 1, 2010; August 1, 2010; or September 1, 2010 (such date of the Closing being herein referred to as the “Closing Date”). The effective time of the Closing for Tax, operational and all other matters shall be deemed to be 12:01 a.m., local time in each jurisdiction in which the Business is conducted, on the Closing Date.

8.2 Purchaser Obligations. At the Closing, (i) Purchaser shall deliver the Purchase Price to Seller as provided in Section 3.2 and (ii) Purchaser shall, or shall cause one or more of its Subsidiaries to, execute and deliver to Seller the documents described in Section 7.2, and such other documents and instruments as counsel for Purchaser and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

8.3 Seller Obligations. At the Closing, Seller shall execute and deliver to Purchaser, and Seller shall cause such of its Subsidiaries as are party thereto to execute and deliver to Purchaser, the documents described in Section 7.3, and such other documents and instruments as counsel for Purchaser and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification.

(a) Following the Closing and subject to the terms and conditions of this ARTICLE IX, Seller shall for itself (where it is acting as Seller) and otherwise as agent for the Other Sellers indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Purchaser Indemnified Party” or collectively, the “Purchaser Indemnified Parties”) from and against, and shall compensate and reimburse each Purchaser Indemnified Party for, all Losses imposed upon or incurred by such Purchaser Indemnified Party (“Purchaser Losses”), with respect to (i) any breach of any representation or warranty of Seller set forth in this Agreement, Section 5.13 of the IPMA, any other Transaction Document or in the certificate delivered pursuant to Section 7.2(a), (ii) any unintentional breach of any covenant or agreement of Seller herein or therein, (iii) any intentional breach of any covenant or agreement of Seller herein or therein, (iv) any Excluded Liabilities and (v) any Liabilities arising prior to the Closing with respect to the Automatic Transferred Employees.

(b) Following the Closing and subject to the terms and conditions provided in this ARTICLE IX, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Seller Indemnified Party”) from and against, and shall compensate and reimburse each Seller Indemnified Party for, all Losses imposed upon or incurred by such Seller Indemnified Party (“Seller Losses”), with respect to (i) any breach of any representation or warranty of Purchaser set forth in this Agreement, any other Transaction

EXECUTION VERSION

Document or in the certificate delivered pursuant to Section 7.3(a), (ii) any unintentional breach of any covenant or agreement of by Purchaser herein or therein, (iii) any intentional breach of any covenant or agreement of by Purchaser herein or therein and (iv) Assumed Liabilities. Seller shall not be entitled to recover more than once for the same Seller Loss.

(c) For purposes of the foregoing Sections 9.1(a)(i) and 9.1(b)(i), in determining the amount of any Purchaser Losses or Seller Losses, as the case may be, no effect shall be given to any qualification in the relevant representations and warranties as to materiality or Seller Material Adverse Effect; provided, however, that full effect shall be given to all such qualifications for purposes of determining the existence of a breach of any representation or warranty.

(d) Notwithstanding the foregoing, and in accordance with Section 11.18 hereof, Purchaser Losses and Seller Losses shall not include, and in no event shall any Purchaser Loss or Seller Loss be recoverable under the terms of this Agreement to the extent it consists of, indirect, punitive, special or exemplary damages, except to the extent (i) such indirect, punitive, special or exemplary damages are awarded against any Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, in a third Person claim or (ii) the Loss is attributable to fraud.

9.2 Certain Limitations.

(a) Except as otherwise expressly provided herein, Seller (on behalf of itself and as agent for the Other Sellers) shall not be obligated to indemnify Purchaser Indemnified Parties for aggregate Purchaser Losses as follows:

(i) pursuant to Sections 9.1(a)(i) and 9.1(a)(ii), in excess of an amount equal to 18% of the Purchase Price (the “Indemnity Cap”), provided, that any Purchaser Losses from any breach of a representation or warranty made by Seller in Sections 4.1 (Corporate Existence), 4.2(a), 4.2(b)(A) and 4.2(b)(C) (Corporate Authority) (collectively, the “Seller Corporate Representations”) shall not be subject to any limitation, other than as provided in Section 11.18 hereof;

(ii) pursuant to Section 9.1(a)(iii), in excess of the Purchase Price; and

(iii) pursuant to Sections 9.1(a)(iv) and 9.1(a)(v), without any limitation, other than as provided in Section 11.18 hereof.

(b) Purchaser (on behalf of itself and as agent for any Affiliates) shall not be obligated to indemnify Seller Indemnified Parties for aggregate Seller Losses as follows:

(i) pursuant to Sections 9.1(b)(i) and 9.1(b)(ii), in excess of an amount equal to the Indemnity Cap, provided, that any breach of a representation or warranty made by Purchaser in Sections 5.1 (Corporate Existence) and 5.2 (Corporate Authority) (together, the “Purchaser Corporate Representations”) shall not be subject to any limitation, other than as provided in Section 11.18 hereof;

(ii) pursuant to Section 9.1(b)(iii), in excess of the Purchase Price; and

(iii) pursuant to Section 9.1(b)(iv), without any limitation, other than as provided in Section 11.18 hereof.

(c) Notwithstanding anything contained here to the contrary, Seller (on behalf of itself and as agent for the Other Sellers) shall not be obligated to indemnify Purchaser Indemnified Parties under this Agreement (x) with respect to any individual Purchaser Loss of less than ten thousand dollars

EXECUTION VERSION

($10,000.00) (the “Minimum Amount”) and (y) unless and until the aggregate Purchaser Losses (excluding individual Purchaser Losses less than the Minimum Amount) subject to such indemnification collectively exceed two hundred fifty thousand dollars ($250,000.00) (the “Threshold”), whereupon such indemnification shall be made by Seller with respect to the amount of such Purchaser Losses (excluding individual Purchaser Losses less than the Minimum Amount); provided, however, that the Threshold shall not apply to (i) a breach of the Seller Corporate Representations, or (ii) the matters described in Sections 9.1(a)(iii), 9.1(a)(iv) or 9.1(a)(v) hereof.

(d) Notwithstanding anything contained herein to the contrary, Purchaser shall not be obligated to indemnify Seller Indemnified Parties under this Agreement (x) with respect to any individual Seller Loss of less than the Minimum Amount and (y) unless and until the aggregate Seller Losses (excluding individual Seller Losses or related Seller Losses less than the Minimum Amount) subject to such indemnification collectively exceed the Threshold whereupon such indemnification shall be made by Purchaser with respect to the amount of such Seller Losses; provided, however, that the Threshold shall not apply to (i) a breach of the Purchaser Corporate Representations, or (ii) the matters described in Sections 9.1(b)(iii) or 9.1(b)(iv) hereof.

(e) The representations and warranties of Seller and Purchaser contained in ARTICLE IV and ARTICLE V, respectively, of this Agreement and any other Transaction Document shall survive the Closing until 12 months after the Closing; provided, however, that the Seller Corporate Representations and the Purchaser Corporate Representations shall survive until the expiration of any applicable statute of limitation, including any suspensions, tollings or extensions thereof. The covenants and agreements contained in this Agreement shall survive the Closing until the date or dates explicitly specified therein or, if not so specified, until the expiration of the applicable statute of limitations, including any suspensions, tollings or extensions thereof, with respect to the matters contained therein.

(f) The obligations to indemnify and hold harmless a Party pursuant to Sections 9.1(a)(i), 9.1(a)(ii), 9.1(a)(iii), 9.1(b)(i), 9.1(b)(i)(ii) or 9.1(b)(iii) shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 9.2(e); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, to be indemnified (each, an “Indemnified Party”) shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

9.3 Procedures for Third-Party Claims and Excluded Liabilities.

(a) General Procedures. Promptly (but in no event later than 30 days) after the receipt by any Indemnified Party of a notice of any Proceeding by any third Person that may be subject to indemnification under this ARTICLE IX, including any Proceeding relating to any Excluded Liability or Assumed Liability, such Indemnified Party shall give written notice of such Proceeding to the indemnifying Party hereunder (the “Indemnifying Party”), stating in reasonable detail the nature and basis of each claim made in the Proceeding and the amount thereof, to the extent known, along with copies of the relevant documents received by the Indemnified Party evidencing the Proceeding and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from Liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Proceeding. The Indemnifying Party shall have the right to assume the defense of the Indemnified Party against the third Person claim upon written notice to the Indemnified Party delivered within 30 days after receipt of the

EXECUTION VERSION

particular notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the third Person claim if it seeks as a remedy the imposition of an equitable remedy that is binding upon Purchaser or the Business. So long as the Indemnifying Party has assumed the defense of the third Person claim in accordance herewith and notified the Indemnified Party in writing thereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third Person claim, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the third Person claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third Person claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed). Whether or not the Indemnifying Party shall have assumed the defense, such Indemnifying Party shall not be obligated to indemnify and hold harmless the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the provisions of this Section 9.3(a) shall not apply to any claim with respect to Taxes, which shall be governed solely by Section 6.9.

(b) Equitable Remedies. In the case of any third Person claims where the Indemnifying Party reasonably believes that it would be appropriate to settle such claim using equitable remedies (i.e., remedies involving the future activity and conduct of the Business), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

(c) Treatment of Indemnification Payments; Insurance Recoveries. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes. Any indemnity payment under this Agreement shall be decreased by any amounts actually recovered by the Indemnified Party under third Person insurance policies with respect to such Loss (net of any premiums paid by such Indemnified Party under the relevant insurance policy), each Party agreeing (i) to use all reasonable efforts to recover all available insurance proceeds and (ii) to the extent that any indemnity payment under this Agreement has been paid by the Indemnifying Party to the Indemnified Party prior to the recovery by the Indemnified Party of such insurance proceeds, such amounts actually recovered by the Indemnified Party shall be promptly paid to the Indemnifying Party.

9.4 Remedies Exclusive. Following the Closing, with the exception of remedies based on fraud, the indemnification rights set forth in this ARTICLE IX shall constitute the sole and exclusive remedy for money damages and shall be in lieu of any other remedies for money damages that may be available to the Indemnified Parties under any other agreement or pursuant to any statutory or common law (including Environmental Law) with respect to any Losses of any kind or nature incurred directly or indirectly resulting from or arising out of any of this Agreement, any other Transaction Document, the Business, the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks, the Transferred IP Licenses, the Assumed Liabilities or the Excluded Liabilities (it being understood that nothing in this Section 9.4 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other similar non-monetary equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing). Seller and Purchaser each hereby waives any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 9.4.

9.5 Exercise of Remedies by Persons Other than the Parties. No Purchaser Indemnified Party (other than Purchaser or any successor or assignee of Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor or assignee of Purchaser) consents to the assertion of the indemnification claim or the exercise of the other remedy.

EXECUTION VERSION

No Seller Indemnified Party (other than Seller or any successor or assignee of Seller) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Seller (or any successor or assignee of Seller) consents to the assertion of the indemnification claim or the exercise of the other remedy.

ARTICLE X

TERMINATION

10.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a) by mutual consent of the Parties;

(b) on or after August 2, 2010 (the “Outer Date”), by any Party by notice to the other Party if the Closing shall not have been consummated on or prior to the Outer Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to perform in all material respects any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, further, that such period will be extended to September 2, 2010 to the extent necessary for either party, as applicable, to satisfy the conditions set forth in Section 7.1(b) (except in circumstances contemplated by subsection (c) hereof); or

(c) by any Party by notice to the other Party, if (i) a final, non-appealable order, decree or ruling enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement to occur on the Closing Date has been issued by any federal or state court in the United States (or by any equivalent court in the People’s Republic of China or the United Kingdom) having jurisdiction (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) or any U.S. federal or state Law (or any Law of the People’s Republic of China or the United Kingdom) has been enacted that would make the consummation of the transactions contemplated by this Agreement to occur on the Closing Date illegal.

10.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties under this Agreement shall terminate and there shall be no Liability on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party (or such other persons or entities), except that the provisions of Sections 6.2(b), 6.3(c), 6.4 and ARTICLE XI of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 10.2 shall not relieve either party of any Liability for breach of this Agreement.

ARTICLE XI

MISCELLANEOUS AGREEMENTS OF THE PARTIES

11.1 Dispute Resolution. Except as otherwise set forth herein, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, “Disputes”), shall be exclusively governed by and settled in accordance with the provisions of this Section 11.1.

EXECUTION VERSION

(a) Negotiation. The Parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through negotiation. Within 30 days after notice of a Dispute is given by either Party to the other Party, each Party shall select a first tier negotiating team comprised of director or general manager level employees of such Party and shall meet and make a good faith attempt to resolve such Dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute or renegotiate the applicable Section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within 30 days of their first meeting, then each Party shall select a second tier negotiating team comprised of vice president level employees of such Party and shall meet within 30 days after the end of the first 30 day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 11.1, all reasonable requests made by one Party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party. All negotiations between the Parties pursuant to this Section 11.1(a) shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

(b) Failure to Resolve Disputes. In the event that any Dispute arising out of or related to this Agreement is not settled by the Parties within 15 days after the first meeting of the second tier negotiating teams under Section 11.1(a), the Parties may seek any remedies to which they may be entitled in accordance with the terms of this Agreement.

(c) Proceedings. Nothing herein, however, shall prohibit either Party from initiating litigation or other judicial or administrative proceedings if such Party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation. In the event that litigation is commenced under this Section 11.1(c), the Parties agree to continue to attempt to resolve any Dispute according to the terms of Section 11.1(a) during the course of such litigation proceedings under this Section 11.1(c).

(d) Pay and Dispute. Except as provided herein, in the event of any dispute regarding payment of a third Person invoice (subject to standard verification of receipt of products or services), the Party named in a third Person’s invoice must make timely payment to such third Person, even if the Party named in the invoice desires to pursue the dispute resolution procedures outlined in this Section 11.1. If the Party that paid the invoice is found pursuant to this Section 11.1 to not be responsible for such payment, such paying Party shall be entitled to reimbursement, with interest accrued at an annual rate of the Prime Rate, from the Party found responsible for such payment.

11.2 Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, upon receipt by the sender of answer-back confirmation when telefaxed, or on the next Business Day when sent by overnight courier, and

If to Seller:	Agilent Technologies, Inc.
5301 Stevens Creek Boulevard
Mailstop A1-CD
Santa Clara, CA 95051
Attention: Shiela Barr Robertson
Telephone: (408) 345-8734
Facsimile: (408) 553-7602

EXECUTION VERSION

with copies to:	Agilent Technologies, Inc.
5301 Stevens Creek Boulevard
Mailstop 1A-11
Santa Clara, CA 95051
Attention: Marie Oh Huber, General Counsel
Telephone: (408) 345-8039
Facsimile: (408) 345-8958

Baker & McKenzie LLP
660 Hansen Way
Palo Alto, CA 94304-1044
Attention: Matthew R. Gemello
Telephone: (650) 856-5541
Facsimile: (650) 856-9299

If to Purchaser:	JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, CA 95035
Attention: Matthew Fawcett
Telephone: General Counsel
Telephone: (408) 546-5000
Facsimile: (408) 546-4350

with copies to:	DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, CA 94303
Attention: Edward H Batts
Telephone: (650) 833-2073
Facsimile: (650) 687-1106

or to such other address as any such Party shall designate by written notice to the other Party.

11.3 Bulk Transfers. Purchaser waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Purchased Assets.

11.4 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

11.5 Further Assurances; Further Cooperation. Subject to the terms and conditions hereof, each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Seller and Purchaser, to effectuate the provisions of this Agreement, provided that all such actions are in accordance with applicable Law. From time to time, whether at or after the Closing, Seller or its Subsidiaries (as appropriate) will execute and

EXECUTION VERSION

deliver such further instruments of conveyance, transfer and assignment and take such other action, at Purchaser’s sole expense, as Purchaser may reasonably require to more effectively convey and transfer to Purchaser any of the Purchased Assets and, solely as stated in the IPMA, any of the Transferred IP Rights, Transferred Trademarks or the Transferred IP Licenses, and Purchaser will execute and deliver such further instruments and take such other action, at Seller’s sole expense, as Seller or its Subsidiaries may reasonably require to more effectively assume the Assumed Liabilities.

11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.6.

11.7 Expenses. Except as otherwise expressly provided herein, whether or not the Closing occurs, Seller and Purchaser shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

11.8 Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, however, that without the consent of Seller, Purchaser may (i) assign this Agreement to one or more of its direct or indirect Subsidiaries, and (ii) designate one or more of such Subsidiaries as a transferee of Purchased Assets hereunder, provided that no such assignment or designation shall relieve Purchaser of any of its duties or obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

11.9 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and thereof and that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. The rights and remedies of the Parties shall be cumulative (and not alternative).

11.11 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third Person beneficiary hereto other than the provisions of ARTICLE IX hereof with respect to indemnification but subject to the terms thereof.

11.12 Governing Law. This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of California (whether

EXECUTION VERSION

arising in contract, tort, equity or otherwise), without regard to any conflicts of law principles that would result in the application of any law other than the law of the State of California.

11.13 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court located in Santa Clara County, California, or if such court does not have jurisdiction, the superior courts of the State of California located in Santa Clara County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties, further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.2 shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding set forth above arising out of this Agreement or the transactions contemplated hereby, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.14 Disclosure Letter. A disclosure included in any section of the Disclosure Letter shall be considered to be made for purposes of another section of the Disclosure Letter only to the extent that the relevance and applicability of the disclosure to such other section of the Disclosure Letter is readily apparent on its face to a reasonable person. Inclusion of any matter or item in the Disclosure Letter does not imply that such matter or item would, under the provisions of this Agreement, have to be included in the Disclosure Letter or that such matter or item is otherwise material.

11.15 Entire Agreement. This Agreement, with the Confidentiality Agreement, the Transaction Documents, the Disclosure Letter and the Exhibits hereto and any other agreements between Purchaser and Seller entered into on the date hereof, set forth the entire understanding of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Subsidiaries other than those set forth or referred to herein or therein. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

11.16 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.17 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal representative of, another Party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.17.

11.18 Limitation on Liability. EXCEPT AS SET FORTH IN SECTION 9.1(d) HEREOF, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS, LOSS OF REVENUE OR LOST SALES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date first above written.

JDS Uniphase Corporation

By:	/s/ Matthew Fawcett
	Name:	Matthew Fawcett
	Title:	General Counsel

Agilent Technologies, Inc.

By:	/s/ Adrian T. Dillon
	Name:	Adrian T. Dillon
	Title:	Executive Vice President, Finance and Administration, Chief Financial

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

ANNEX A

“Affiliate” means (a) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i) the individual, (ii) the individual’s spouse and (iii) any Business Entity that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with any of the foregoing individuals or (b) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Business Entity (it being understood that “Affiliate” will, in the case of Purchaser, not include any of the portfolio companies in which the shareholders of Purchaser have an interest solely by reason of an investment made by various limited partnerships or other funds managed or advised by them).

“Agreement” has the meaning set forth in the Recitals to this Agreement.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and any other federal, state, or foreign statute, rule, regulation, order, decree, administrative and judicial doctrine or other Legal Requirement that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition.

“Assumed Contracts” means those contracts set forth on Section A to the Disclosure Letter.

“Automatic Transferred Employees” means those Business Employees where local employment Laws, including but not limited to the Transfer Regulations, require an automatic transfer of employees upon the transfer of a business as a going concern and such business transfer occurs by operation of Law.

“Business” means the business conducted by Seller and its Subsidiaries in connection with (i) the design, development, research, manufacture, supply, distribution, sale, support and maintenance of products known as of the date hereof as the (a) Agilent Network Protocol Test Products, (b) Agilent Wireless Drive Test Systems and (c) Agilent Network Service Assurance and Test Systems (excluding the Agilent N2X and Agilent Network Tester products, including (I) design and implementation of an intelligent pluggable probe, (II) system architecture, design, algorithms and implementation of management and licensing applications (including, but not limited to packet routing engine, system master and mediation routing engine modules), (III) developers’ kits and any applications that have been developed related thereto and (IV) any test plans, procedures and programs related thereto, all of which test, measure, manage and monitor Communications Networks and Communication Network services, and (ii) the provision of services related to such products; provided, however, that the business conducted by Seller and its Subsidiaries in connection with the Operational Surveillance Business (as defined in the IPMA) is excluded from this definition. Further, for purposes of this definition, “Communications Networks” means Wide Area Networks (WAN), Metropolitan Area Networks (MAN), Campus Area Networks (CAN), Local Area Networks (LAN), Personal Area Networks (PAN), Virtual Private Networks (VPN) and Enterprise and Client/Server Networks.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City or California are permitted or required by Law to close.

“Business Employee” means (i) the employees of Seller and its Subsidiaries as set forth in a side letter to be delivered to a designee of Purchaser immediately after the date hereof, including (A) any such employees on temporary leave for purposes of jury or annual two-week national service/military duty, or equivalent under local Law, employees on vacation and employees on a regularly scheduled day off from work and (B) any such employees who on the Closing Date are on maternity or paternity leave, education leave, military leave with veteran’s re-employment rights under federal Law, leave under the Family

EXECUTION VERSION

Medical Leave Act of 1993, approved personal leave, short-term disability leave or medical leave or equivalent under local Law, unless otherwise required under local employment Laws, excluding any such employees on long-term disability or whose employment with Seller and its Subsidiaries has terminated prior to the Closing, (ii) each additional employee of Seller and its Subsidiaries hired by the Business between the date hereof and the Closing Date in the ordinary course of business or hired by Seller or its Subsidiaries in the ordinary course of business to replace employees who have terminated employment or taken leave between the date hereof and the Closing Date and (iii) each other employee of Seller or any of its Subsidiaries that Seller and Purchaser have mutually agreed to prior to the Closing Date or whose transfer to Purchaser and its Subsidiaries is required under local Law.

“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Business Environmental Liabilities” means any Liability of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence at any time of any Hazardous Materials as of or prior to the Closing Date in the soil, groundwater, surface water, air or building materials of any Business Facility or any presence elsewhere arising out of or relating in any manner to the Business or the Purchased Assets (“Business Contamination”); (ii) any Hazardous Materials Activity conducted on any Business Facility at any time as of or prior to the Closing Date (“Business Hazardous Materials Activities”); (iii) the exposure of any person to Hazardous Materials in the course of or as a consequence of any Business Hazardous Materials Activities or to Business Contamination prior to the Closing Date, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (iv) the violation of any Environmental Laws prior to the Closing Date to the extent (but only to the extent) arising out of or relating to the Business or the Purchased Assets or in connection with any Business Hazardous Materials Activities; (v) the migration at any time as of, or prior to the Closing Date, of Business Contamination to any other Real Property or the soil, groundwater, surface water, air or building materials thereof; and (vi) any Environmental Claims existing as of the Closing Date and any actions or proceedings brought or threatened by any third Person with respect to any of the foregoing.

“Business Facility” means any facility or real property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Seller or any of its Subsidiaries in connection with the operation of its Business or the Purchased Assets.

“Business Technology” has the meaning set forth in the Intellectual Property Matters Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means the business, as conducted by Seller and its Subsidiaries as of the Closing Date, in the design, development, research, distribution, sale, support, deployment and maintenance of (i) Service Assurance and Test Systems (as defined below), (ii) Network Protocol Test Products (as defined below), (iii) Drive Test Systems (as defined below) and (iv) hardware and/or software systems that are embedded in the network interface connectors or network operating equipment of Communication Networks that can monitor and filter traffic, collect statistical information, inject network traffic, or backhaul any or all network traffic to another point in the network for processing, all of which test, measure, manage, and monitor Communications Networks and Communications Network services.

EXECUTION VERSION

With reference to the foregoing:

(i) “Communications Network” means Wide Area Networks (WAN), Metropolitan Area Networks (MAN), Campus Area Networks (CAN), Local Area Networks (LAN), Personal Area Networks (PAN), Virtual Private Networks (VPN), and Enterprise and Client/Server Networks.

(ii) “Service Assurance and Test Systems” means hardware systems and software systems that (a) test compliance with industry standards and specifications for Communication Networks, (b) monitor, report and predict performance and behavior of Communication Network services and Communication Network user applications, (c) troubleshoot, track, and manage Communication Network and service issues, and (d) provide business intelligence and analytical reports across a Service Provider’s media services and a Service Provider’s end-user applications at the network, services and customer level.

(iii) “Network Protocol Test Products” means hardware and software systems that monitor the protocols and user data within different nodes of a Communications Network to validate operation against specifications, diagnose Communication Network and service behavior and performance, monitor network usage, report network statistics, filter and intercept content from the network traffic, and debug client-server communications.

(iv) “Drive Test Systems” mean hardware and software systems that measure, optimize and troubleshoot the radio frequency (RF) interface of a Communications Network using distributed mobile probes or dedicated receivers including handheld or vehicle based measurement devices.

For the avoidance of any doubt, in no event will Competing Business include, or be deemed to include, the Operational Surveillance Business (as defined in the IPMA).

“Consent” means licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders required for the satisfaction of the conditions set forth in Section 7.3(f).

“Contract” means any written or oral commitment, purchase order, contract, subcontract, license, sublicense, lease, understanding, instrument, indenture, note or legally binding commitment or undertaking of any nature.

“Environmental Claim” means any written claim, proceeding, suit, complaint, or notice of violation alleging violation of, or Liability under, any Environmental Laws.

“Environmental Laws” means any applicable foreign, federal, state or local Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common law relating to, or imposing standards regarding the protection or clean-up of the environment, any Hazardous Material Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including without limitation protection of health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal state or local law, each as amended.

EXECUTION VERSION

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including, without limitation, petroleum, petroleum products, by-products or derivatives and asbestos and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Impaired Goods” means any items that (i) are not first quality, (ii) are obsolete, (iii) have exceeded generally accepted shelf life, (iv) are otherwise unusable or materially damaged or (v) are not reasonably expected in accordance with manufacturing resource planning to be used in the Business within the next 12 months; it being acknowledged and agreed that any spare or replacement parts that are reasonably expected to be required for ongoing service and maintenance obligations under the Assumed Contracts shall not be excluded from the definition of “Impaired Goods” by virtue of clause (d).

“Income Tax” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum Taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Indebtedness” means (i) all outstanding obligations for senior debt and subordinated debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) any outstanding obligations under capital leases and purchase money obligations (other than as included in Accounts Payable), (iii) any amounts owed with respect to drawn letters of credit and (iv) any outstanding guarantees of obligations of the type described in clauses (i) through (iii) above.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Industry-Wide Plan” means any scheme, plan, fund or arrangement, which provides Retirement Benefits to or in respect of Automatic Transfer Employees in which employers may participate even if they are not within the same corporate group as the other participating employers.

EXECUTION VERSION

“Intellectual Property Rights” or “IP Rights” has the meaning set forth in the IPMA.

“Inventory” means all raw materials of the Business, work in process, and finished goods, except for either (a) that which is held by Seller’s Worldwide Customer Services and Support Organization and (b) any Impaired Goods.

“IRS” means the United States Internal Revenue Service.

“To the knowledge of” or “knowledge of” a Party means, (i) with respect to Seller, the knowledge of David Churchill, Todd Biddle, Andrew Cowan, Steven Grieg, David Oppy, Neil Rees and Tom Pierson upon reasonable due inquiry, and (ii) with respect to Purchaser, the knowledge of the President and Chief Executive Officer, Chief Financial Officer and Senior Vice President and General Counsel of Purchaser, which would have been obtained upon reasonable due inquiry.

“Landlord” means a landlord, sublandlord, licensor or other party granting the right to use or occupy real property.

“Law” means any law, treaty, statute, ordinance, rule, principle of common law or equity, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

“Lease” means a lease, sublease, license or other agreement permitting the use or occupancy of a real property, including any amendments, modifications, supplements, renewals, extensions and guaranties related thereto.

“Liabilities” means any Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Liens” means any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien (including any lien for unpaid Taxes), charge, security interest or option.

“Losses” means any and all direct and actual Liabilities (including any Liabilities for Taxes), losses, damages, settlements, judgments, awards, penalties, fines, costs or expenses (including, without limitation, reasonable legal, expert and consultant fees and expenses) and any legal fees incurred in connection with the dispute resolution process described in Section 9.3.

“Manufacturing Trademark License Agreement” means the Manufacturing Trademark License Agreement substantially in the form attached as Exhibit F to this Agreement.

“Non-Automatic Transferred Employees” means those Business Employees who are not Automatic Transferred Employees and with respect to whom Purchaser has extended an offer of employment pursuant to Section 6.6(a)(ii). For the sake of clarity, any Business Employee who has been identified for termination as a result of activities as described in the definition of Restructuring Liabilities prior to the Closing, shall not be a Non-Automatic Transferred Employee and the services of any such employees who have not otherwise been excused for work during their notice period shall be provided by Seller to the extent permitted by Law and set forth in the Transition Services Agreement.

“Non-U.S. Benefit Plans” means each plan, scheme, fund or arrangement of Seller and its Subsidiaries within the Business operated outside the United States which provides Retirement Benefits to or in respect of Non-U.S. Employees, including any such plan, scheme, fund or arrangement which has

EXECUTION VERSION

not been disclosed to Purchaser, but not including any mandatory government or social security pension arrangements, or any other plans, funds or arrangements operated entirely within the United States or primarily for the benefit of employees of Seller and its Subsidiaries who are not Non-U.S. Employees.

“Non-U.S. Employees” means each Business Employee employed other than in the United States by Seller or any of its Subsidiaries, other than any employees considered to be U.S. expatriates by Seller.

“ordinary course of business” means in the ordinary course of the operation of the Business, consistent with past practices (including with respect to frequency and amount) of the Business.

“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, either (A) not delinquent or (B) to the extent accrued as a current liability on the Final Closing Statement of Working Capital or, if due and adequately reserved on the Final Closing Statement of Working Capital being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (iii) protective filings related to operating leases with third parties entered into in the ordinary course of business and (iv) Liens that do not materially affect the ownership or use of the underlying Purchased Asset, Transferred IP Right, Transferred Trademark or Transferred IP License for the purpose it is being utilized for by Seller or its Subsidiaries on the Closing Date.

“Person” means an individual, Business Entity or Government Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Prime Rate” means the rate of interest as announced from time to time by JPMorgan Chase at its principal office in New York City as its prime lending rate, the Prime Rate to change when and if such prime lending rate changes.

“Proceeding” means any claim, action, arbitration, audit, hearing, inquiry, examination, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Purchaser Material Adverse Effect” means a material adverse effect on the financial ability of Purchaser to consummate the transactions contemplated hereby and any essential documents delivered or entered into in connection herewith.

“Release” shall be defined as that term is defined in 42 U.S.C. § 9601 (22).

“Restructuring Liabilities” means any Liability, whether created, incurred or arising either prior to or after the Closing from the implementation of any restructuring plan or activities adopted or enacted by Seller with respect to the Business prior to Closing, including without limitation, (i) under Seller’s “Project Atlas” (excluding all costs of continued employment by Purchaser until the projected date of termination as adopted under the Project Atlas plan) and (ii) resulting from any severance or other employee-related expenses related to reductions in force.

“Retirement Benefits” means any pension, lump sum, gratuity or similar benefit provided or to be provided on or after retirement (including early retirement), death or disability in respect of an

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Employee’s employment, but excluding benefits provided under an arrangement, the sole purpose of which is to provide benefits on the accidental injury or death of an Automatic Transfer Employee.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Material Adverse Effect” means any change, circumstance, event or effect that is materially adverse to the Purchased Assets or to the business, operations, financial condition or results of operations of the Business, in each case taken as a whole, provided that none of the following shall be deemed, either alone, or in combination, to constitute a Seller Material Adverse Effect: any change, circumstance, event or effect resulting from or arising out of (a) the public announcement of the entering into of this Agreement or the other Transaction Documents, the pendency of the transactions contemplated hereby or thereby or any other publicity, leak or rumor with respect thereto, (b) except for the transactions contemplated by Sections 2.1, 2.2 and 2.3, the performance by Seller or any Other Seller of its obligations under this Agreement or the other Transaction Documents, (c) general economic conditions, including prevailing interest rates, (d) general conditions in the industry or market in which the Business is conducted, (e) any change or development in Laws applicable to the Business or the enforcement thereof, (f) any change related to the Excluded Assets that does not materially adversely affect the Business, the Purchased Assets, the Transferred IP Rights, the Transferred Trademarks, or the Transferred IP Licenses or (g) any natural disaster or any act of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof unless, in the case of the foregoing clauses (c),(d), (e) and (g), such changes, circumstances, events or effects referred to therein materially disproportionately impact the Business relative to the industry or market in which the Business competes as a whole; provided, however, that in determining whether a Seller Material Adverse Effect has occurred with respect to changes, circumstances, events or effects resulting from or arising out of one or more Contracts, it shall be taken into consideration whether such alternatives or replacements to such Contracts are readily and commercially available on substantially similar terms (but no greater than 5% additional cost) without disruption to the Business.

“Seller Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each severance, change in control, retention or employment plan, program or agreement, and vacation, holiday, leave, fringe benefit, incentive, deferred compensation, bonus, stock option, stock purchase, stock appreciation, restricted stock unit and restricted stock plan, program or policy and any other employee compensation or benefit plan, agreement, policy, practice or contract (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto under which any employee or former employee of the Business has any present or future right to benefits and under which Seller or any of its ERISA Affiliates has had or has any present or future Liability.

“Seller Retirement Plan” means each scheme, plan, fund or arrangement of Seller, which provides Retirement Benefits to or, in respect of Automatic Transfer Employees (not including any mandatory state or social security plan or Industry-Wide Plan in which any member of Seller participates for the benefit or, in respect of Automatic Transfer Employees).

“Software Products” includes the software products set forth on Exhibit D (Transferred Intellectual Property Rights) to the IPMA.

“Subsidiary” or “Subsidiaries” of Purchaser, Seller or any other Person means any corporation, partnership or other legal entity of which Purchaser, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

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“Target Working Capital” means $28,445,000.

“Tax” or “Taxes” means all taxes, including income, gross receipts, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by any Governmental Authority, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any Liability for the Taxes of another Person.

“Tax Return” means any return, declaration, report, election, disclosure, form, estimated return and information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means tangible embodiments, whether in electronic, written or other media, of technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), schematics, algorithms, routines, formulae, software, databases, lab notebooks, specification, development and lab equipment, processes, prototypes, know-how and devices. “Technology” does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Transfer Regulations” means the Council Directive 77/187/EEC of 14 February 1977 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively, the “Acquired Rights Directive”) and the legislation and regulations of any EU Member State implementing such Acquired Rights Directive.

“Transferred Employee” means any Automatic Transferred Employee or Non-Automatic Transferred Employee.

“Transferred IP License” has the meaning set forth in the IPMA.

“Transferred IP Rights” has the meaning set forth in the IPMA

“Transferred Trademark” has the meaning set forth in the IPMA.

“Working Capital” means the difference, as of the Closing Date, between

(1) the sum of: (i) the Net Accounts Receivable and (ii) Inventory of the Business as of the Closing Date, and

(2) the sum of (i) accounts payable of the Business (as assumed by Purchaser), (ii) accrued supplier liabilities, including distributor commissions, and accrued warranty costs of the Business assumed by Purchaser and (iii) any Restructuring Liabilities incurred by the Business as of the Closing Date.

For purposes of this definition of “Working Capital,” “Net Accounts Receivable” means the accounts receivable of the Business assigned to Purchaser, less bad debt and sales allowances.

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INTELLECTUAL PROPERTY MATTERS AGREEMENT

among

AGILENT TECHNOLOGIES, INC

AND

AGILENT TECHNOLOGIES SINGAPORE (HOLDINGS) Pte. Ltd on the one hand

and

JDS UNIPHASE CORPORATION

Dated as of

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TABLE OF CONTENTS

ARTICLE	DESCRIPTION	PAGE

I	DEFINITIONS & RULES OF CONSTRUCTION	1

II	TRANSFERRED INTELLECTUAL PROPERTY RIGHTS & TECHNOLOGY	2

III	LICENSES FROM SELLER TO BUYER	4

IV	LICENSES FROM BUYER TO SELLER	6

V	ADDITIONAL INTELLECTUAL PROPERTY RELATED MATTERS	9

VI	CONFIDENTIAL INFORMATION	11

VII	LIMITATION OF LIABILITY, WARRANTY DISCLAIMER	11

VIII	TRANSFERABILITY AND ASSIGNMENT	11

IX	MISCELLANEOUS	13

EXHIBIT	DESCRIPTION

A	DEFINITIONS

B	SAMPLE INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT

B1	SAMPLE PATENT ASSIGNMENT

B2	SAMPLE TRADEMARK ASSIGNMENT

C	SCHEDULE OF TRANSFERRED PATENTS

D	SCHEDULE OF TRANSFERRED INTELLECTUAL PROPERTY RIGHTS

E	SCHEDULE OF BUSINESS TECHNOLOGY

F	TRANSFERRED LICENSES

F1	LICENSES NOT TRANSFERRED AND NOT SUBLICENSED

G	SOFTWARE LICENSE COMPLIANCE AGREEMENT

H	MANUFACTURING TRADEMARK LICENSE AGREEMENT

I	EXCLUDED LICENSEES

J	SIXTY (60) DAY PATENT DOCKET

INTELLECTUAL PROPERTY MATTERS AGREEMENT

THIS INTELLECTUAL PROPERTY MATTERS AGREEMENT (this “Agreement”) is dated as of [            ] (the “Effective Date”), by and between Agilent Technologies, Inc., a Delaware corporation, and Agilent Technologies Singapore (Holdings) Pte. Ltd, a Singapore corporation (collectively, “Seller”), and JDS Uniphase Corporation, a Delaware corporation, a Delaware corporation (“Buyer”). Seller, and Buyer are each a “Party” and collectively, the “Parties”. Each reference to the words “Party” or “Parties” herein shall refer collectively to such Party or Parties on its or their own behalf and on behalf of each of its or their Subsidiaries.

W I T N E S S E T H:

WHEREAS, pursuant to the Asset Purchase Agreement entered into by and between the Buyer and Seller (the “APA”), Seller has agreed to sell certain assets to Buyer in connection with separating the Business from Seller;

WHEREAS, it is the intent of the Parties, in accordance with the APA, and the other agreements and instruments provided for therein, that Seller assign or license, and cause its Subsidiaries to assign or license, to Buyer and its Subsidiaries assets primarily used in the Business other than certain excluded assets and that Buyer and its Subsidiaries assume certain of the liabilities related to the Business;

WHEREAS, it is the intent of the Parties that Seller assign, and cause its Subsidiaries assign, certain intellectual property rights and certain technology to Buyer, to license certain other intellectual property rights to Buyer and its Subsidiaries, and for Buyer and its Subsidiaries to grant a license back to Seller under certain intellectual property rights acquired by Buyer pursuant hereto, subject to the terms and conditions set forth in this Agreement:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. Unless otherwise defined in the APA, capitalized terms used in this Agreement shall have the meanings ascribed to them herein or in Exhibit A to this Agreement. In the event of any conflict between the definitions in this Agreement and in the APA, the terms of this Agreement shall control.

1.2 Rules of Construction.

(a) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(b) The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and Section and subsection references are to this Agreement unless otherwise specified. The words “include”, “including”, or “includes” when used herein shall be deemed in each case to be

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followed by the words “without limitation” or words having similar import. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

TRANSFERRED INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY

2.1 Assignment of Intellectual Property Rights. Seller agrees to, and agrees to cause its Subsidiaries to, grant, assign and convey to Buyer the Transferred Intellectual Property Rights. For the avoidance of doubt, the Transferred Intellectual Property Rights are transferred subject only to (i) the licenses granted to Seller in Article IV below; (ii) all non-exclusive licenses granted to end user customers pursuant to Seller’s standard customer agreement, a copy of which has been provided to Buyer; (iii) such other licenses granted under any such Intellectual Property Rights existing and in force as of the Closing Date (subject to the terms and conditions contained in each such license agreement), copies of which have all been provided to Buyer; and (iv) the Undisclosed Existing Patent Licenses (as defined herein). The Transferred Intellectual Property Rights include all of Seller’s and its Subsidiaries’ right, title and interest in and to any and all proceeds, causes of action and rights of recovery against Third Parties for past, present and future infringement or misappropriation of any of the Transferred Intellectual Property Rights. The Parties shall execute intellectual property assignments in forms substantially similar to those attached hereto as Exhibit B (Intellectual Property Rights other than Patents or Trademarks), Exhibit B1 (Patents) and/or Exhibit B2 (Trademarks), as deemed appropriate, and Seller shall cause its Subsidiaries to do so as appropriate, to document the transfer of the Transferred Intellectual Property Rights. For the avoidance of doubt, the transfer of Transferred Intellectual Property Rights under this Section 2.1 shall transfer, assign and convey all of Seller’s and its Subsidiaries’ rights, title and interest in and to the Transferred Intellectual Property Rights.

(a) Recording of Assignment and Change of Correspondence Address. Buyer shall have the sole responsibility, at its sole cost and expense, to file the Intellectual Property Assignment and any other forms or documents as required to record the assignment and change the correspondence address of the Transferred Intellectual Property Rights from Seller and its Subsidiaries to Buyer or Buyer’s Subsidiaries; provided however, that, upon request, Seller shall provide, and shall cause its Subsidiaries to provide, reasonable assistance to Buyer and Buyer’s Subsidiaries to record the assignment and change of correspondence, at Buyer’s sole cost and expense.

(b) Assignment of Transferred Patents. Seller shall provide in Exhibit J hereto on or before the Closing Date a listing of all actions and fees due up to sixty (60) days after the Closing Date for the Transferred Patents in all relevant jurisdictions. Seller shall pay all fees incurred and respond to all office actions due up to and including the Closing Date. Buyer shall, in their sole discretion, pay all fees incurred and respond to all office actions due subsequent to the Closing Date. Seller shall forward, and shall cause its Subsidiaries to forward, to Buyer via electronic mail copies of all patent office correspondence received by Seller and copies of all patent attorney and agent correspondence received by Seller related to the Transferred Patents for sixty (60) days after the Closing Date. Within ninety (90) days, Seller shall send all prosecution history files for the pending patent applications that are not yet published comprising the Transferred Patents to the Buyer at:

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JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, CA 95035
Attention: Matthew Fawcett
Telephone: General Counsel
Telephone: (408) 546-5000
Facsimile: (408) 546-4350

with a copy to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, CA 94303
Attention: Edward H Batts
Telephone: (650) 833-2073
Facsimile: (650) 687-1106

The provisions in this Section 2.1 recite the only responsibilities of Seller for prosecution of the Transferred Patents after the Closing Date.

(c) Assignment of Transferred Trademarks. As part of the assignment of the Transferred Intellectual Property Rights, Seller hereby agrees to, and agrees to cause its Subsidiaries to, assign to Buyer all right, title and interest in all countries worldwide in and to the Transferred Trademarks and any applications and registrations related thereto, including all common law trademark or trade name rights in such Transferred Trademarks, together with the goodwill of the Business to the extent symbolized by such Transferred Trademarks. Where appropriate and as needed to support the disposition of the Business, the Parties shall enter into a Manufacturing Trademark License Agreement substantially in a form similar to that attached hereto as Exhibit H.

2.2 Assignment of Intellectual Property Licenses. Seller agrees to, and agrees to cause its Subsidiaries to, assign and convey to Buyer effective as of the Closing, the Transferred Licenses, subject to the terms, conditions and restrictions of each Transferred License. Seller acknowledges and agrees that it shall have sole responsibility to seek and obtain the consent of any Third Party necessary for the transfer of any of the Transferred Licenses, but that Buyer agrees that as long as Seller uses commercially reasonable efforts to obtain the required consent, Seller shall have no responsibility if such consent is not obtained. Seller shall promptly notify Buyer of any Transferred License where the payment of additional consideration is necessary for its transfer. For the avoidance of doubt, and subject to the terms and conditions of the Transferred Licenses and subject to consent of assignment being granted, upon the assignment and conveyance of the Transferred Licenses to Buyer, Buyer shall succeed to all of the rights and responsibilities of Seller and Seller’s Subsidiaries under each such Transferred License to the extent that such liabilities are Assumed Liabilities under the terms of the APA.

2.3 Conveyance of Business Technology. Seller agrees to, and agrees to cause its Subsidiaries to, convey to Buyer the Business Technology. For the avoidance of doubt, the transfer of the Business Technology does not include the transfer of any Intellectual Property Rights in or to the Business Technology; such Intellectual Property Rights are either transferred to Buyer as Transferred Intellectual Property Rights in Section 2.1 above or are licensed to Buyer in Section 3.1 below.

2.4 Software License Compliance. Buyer shall certify and sign a license compliance agreement dated no later than ninety (90) days after the Closing Date, in a form substantially similar to

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that attached hereto as Exhibit G in which Buyer attests that it has removed all software from computers and like hardware to which it is not licensed.

ARTICLE III

LICENSES FROM SELLER TO BUYER

3.1 License Grants. Seller agrees to, and agrees to cause its Subsidiaries to, grant to Buyer and its Subsidiaries the following personal, irrevocable, non-exclusive, worldwide, royalty free and non-transferable (except as specified below in Article VIII below) licenses under the Licensed Seller IPR subject to the terms of this Agreement as follows:

(a) Patents. Under the Seller Patents, a license to make (including the right to practice methods, processes and procedures), have made (subject to Section 3.2), use, lease, sell, offer for sale, import and have imported Buyer Products solely within the Buyer Field. The Seller Patent licenses set forth in this Section 3.1(A) shall expire, with respect to each individual licensed Patent, upon the expiration of the term of each such Seller Patent.

(b) Copyrights. Under its and their Copyrights in and to the Business Technology in any form (including but not limited to source code and object code in the case of any software), other than Copyrights constituting Transferred Intellectual Property Rights, (i) to reproduce and have reproduced the works of authorship included therein and Derivative Works thereof prepared by or on behalf of Buyer, in whole or in part, solely as part of Buyer Products in the Buyer Field, (ii) to prepare Derivative Works or have Derivative Works prepared for it based upon such works of authorship solely to create Buyer Products in the Buyer Field, (iii) to distribute (by any means and using any technology, whether now known or unknown) copies of the works of authorship included therein (and Derivative Works thereof prepared by or on behalf of Buyer) to the public by sale or other transfer of ownership or by rental, lease or lending, solely as part of Buyer Products in the Buyer Field, (iv) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included therein (and Derivative Works thereof prepared by or on behalf of Buyer), in all cases solely as part of Buyer Products in the Buyer Field; and (v) to use such works of authorship (and Derivative Works thereof prepared by or on behalf of Buyer) solely to design, develop, manufacture and have manufactured (subject to Section 3.2), sell and support Buyer Products in the Buyer Field.

(c) Database Rights. Under its and their Database Rights in and to the Business Technology, other than such Database Rights constituting Transferred Intellectual Property Rights, to extract data from the databases included therein and to re-utilize such data (and Improvements thereof prepare by or on behalf of Buyer) solely to design, develop, manufacture and have manufactured (subject to Section 3.2), sell and support Buyer Products in the Buyer Field.

(d) Mask Works Rights. Under its and their Mask Work Rights in and to the Business Technology, other than Mask Work Rights constituting Transferred Intellectual Property Rights, (i) to reproduce and have reproduced (subject to Section 3.2), by optical, electronic or any other means, mask works and semiconductor topologies included in the Business Technology and embodied in Buyer Products solely in the Buyer Field, (ii) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (iii) to permit Third Parties to do any of the foregoing.

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(e) Trade Secrets and Industrial Designs. Under its and their Trade Secrets and Industrial Designs used in designing, developing, manufacturing, selling or supporting the Business Technology (and Improvements thereof prepare by or on behalf of Buyer), other than such Trade Secrets and Industrial Designs constituting Transferred Intellectual Property Rights, solely to design, develop, manufacture and have manufactured (subject to Section 3.2), sell and maintain Buyer Products in the Buyer Field.

(f) No Right to De-encrypt. Buyer acknowledges and agrees that, subsequent to the Closing Date, Buyer and its Subsidiaries may no longer use de-encryption algorithms or other access methods that were previously provided by Seller to internal Seller users to enable those internal Seller users to use locked or encrypted copies of Seller Commercial Software or other software, except to the extent necessary to continue using those copies rightfully in use after the Closing Date. Any access after the Closing Date by Buyer, or a Buyer Subsidiary, to additional copies of such Seller Commercial Software or other software (beyond those copies rightfully in use after the Closing Date), or to support, updates, revisions or service, shall be as separately agreed with Seller or with an appropriate Third Party software vendor.

(g) Business Technology. Under all other of its and their right, title and interest in and to the Business Technology, with the sole exception of those licenses listed in Exhibit F1, which are licenses that are not transferred and not sublicensed. The Business Technology is licensed solely to design, develop, manufacture and have manufactured (subject to Section 3.2), sell and maintain Buyer Products in the Buyer Field. For the avoidance of doubt, the licenses of the Business Technology hereunder do not include the transfer of any Intellectual Property Rights in or to the Business Technology that are either transferred to Buyer as Transferred Intellectual Property Rights in Section 2.1 above or are licensed to Buyer elsewhere in this Section 3.1 below. Seller agrees to deliver to Buyer originals or copies of all documents, software code, and other materials, in whatever form and in whatever medium recorded, necessary in order for Buyer to fully exercise and exploit the rights granted to Buyer hereunder with respect to the Business Technology and the Transferred Intellectual Property Rights.

(h) Software. Without limiting the generality of the foregoing licenses granted in this Section 3.1, such licenses include the right to use, modify, and reproduce such software, in source code and object code form, (and Derivative Works thereof made by or on behalf of Buyer or its Subsidiaries) solely to create Buyer Products in the Buyer Field and to sell and maintain such software, in source and object code form, as part of such Buyer Products.

3.2 Have Made Rights. The licenses to Buyer in Section 3.1 above shall include the right to have contract manufacturers and foundries manufacture Buyer Products for Buyer and its Subsidiaries (including private label or OEM versions of such products), and are not intended to include foundry or contract manufacturing activities that Buyer or any of its Subsidiaries may undertake on behalf of Third Parties, whether directly or indirectly.

3.3 Sublicenses. The licenses granted to Buyer in Section 3.1 above shall not include any right to grant any sublicenses except to the extent necessary to exercise the rights granted in Section 3.1(d), as follows and in Section 3.4 below:

(a) Subsidiaries. Buyer may grant sublicenses to its Subsidiaries within the scope of its licenses in Section 3.1 above with no right for such Subsidiaries to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of Buyer; provided however, that (i) any such sublicense shall only be effective for such time as such entity remains a Subsidiary of Buyer, and (ii) Buyer and its Subsidiaries shall be permitted to assign, transfer or

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grant sublicenses within the scope of the licenses in Section 3.1 to any Third Party in accordance with Sections 8.2 and 8.3 below.

(b) Retroactivity. Any sublicense granted pursuant to this Section 3.3 may be made effective retroactively, but shall not be effective for any time prior to the sublicensee becoming a Subsidiary of Buyer, and shall only be effective for such times that such entity remains a Subsidiary of Buyer.

3.4 For Resale and End Users. Any software licenses granted by Buyer to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers with respect to any Buyer Product may include a sublicense under the Intellectual Property Rights licensed by Seller and its Subsidiaries in this Article III, as applicable, solely within the scope of the licenses set forth in Section 3.1 above, provided that the scope of such sublicense is limited solely to the exercise of the rights granted by Buyer and only with respect to such Buyer Product.

3.5 Improvements. As between Seller and its Subsidiaries on the one hand, and Buyer and its Subsidiaries on the other hand, Buyer and its Subsidiaries hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any Improvements made by or on behalf of Buyer after the Closing Date (A) to any of the Transferred Intellectual Property Rights or Business Technology, or (B) in the exercise of the licenses granted to it by Seller and its Subsidiaries in this Article III , subject in each case only to the ownership interests of Seller, its Subsidiaries and Third Parties in the underlying Intellectual Property Rights improved thereby. Buyer shall not have any obligation under this Agreement to notify Seller or its Subsidiaries of any such Improvements made by or on behalf of it or to disclose or license any such Improvements to Seller or its Subsidiaries.

3.6 Limited Scope of Restrictions. For the avoidance of doubt, the restrictions set forth in Section 3.1 apply only to the scope of the licenses granted by Seller to Buyer in such paragraph, and do not restrict Buyer’s exercise of the rights acquired by it under Article II above or its rights with respect to Buyer Products or Improvements to the extent that the exercise of such rights does not require the license granted under such Section.

3.8 Confidentiality. In addition to the provisions of Article VI below, Buyer shall maintain the confidentiality of all information and documents related to all licensed Seller source code for seven (7) years after the Closing Date. Buyer shall use the same degree of care as it uses to protect its own confidential information, but in any case no less than a reasonable degree of care, to prevent unauthorized use, dissemination or publication of Seller’s confidential information. Information shall cease to qualify as confidential information (A) when it becomes publicly available without breach of this Agreement, (B) is rightfully obtained by from another source without a duty of confidentiality, or (C) is independently developed or ascertained. Obligations under this term shall not apply to information to the extent it is required to be disclosed under operation of law, provided Seller has been given reasonable advance notice to object to such disclosure.

ARTICLE IV

LICENSES FROM BUYER TO SELLER

4.1 License Grants. Buyer agrees to grant, and Buyer agrees to cause its Subsidiaries to grant, to Seller and its Subsidiaries the following personal, irrevocable, non-exclusive, worldwide, royalty-free and non-transferable (except as set forth in Article VIII below) licenses under the Transferred Intellectual Property Rights subject to the terms of this Agreement as follows:

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(a) Patents. Under the Transferred Patents, a license to make (including the right to practice methods, processes and procedures), have made (subject to Section 4.2), use, lease, sell, offer for sale and import solely as part of (i) Seller Products in the Seller Field and (ii) Seller Products sold by Seller’s Operational Surveillance Business. The Buyer Patent licenses set forth in this Section 4.1 shall expire, with respect to each individual licensed Patent, upon the expiration of the term of each such Buyer Patent.

(b) Copyrights. Under its and their Copyrights constituting Transferred Intellectual Property Rights (i) to retain copies of all materials after the Closing Date solely as necessary to support Seller Products and to exercise the rights granted to Seller and its Subsidiaries hereunder, (ii) to reproduce and have reproduced (subject to Section 4.2) the works of authorship included therein and Derivative Works thereof prepared by or on behalf of Seller, in whole or in part, solely as part of Seller Products in the Seller Field, (iii) to prepare Derivative Works or have Derivative Works prepared for it based upon such works of authorship solely to create Seller Products in the Seller Field, (iv) to distribute (by any means and using any technology, whether now known or unknown) copies of the works of authorship included therein (and Derivative Works thereof prepared by or on behalf of Seller) to the public by sale or other transfer of ownership or by rental, lease or lending, solely as part of Seller Products in the Seller Field, (v) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included therein (and Derivative Works thereof prepared by or on behalf of Seller), in all cases solely as part of Seller Products in the Seller Field, and (vi) to use such works of authorship (and Derivative Works thereof prepared by or on behalf of Seller) solely to design, develop, manufacture and have manufactured (subject to Section 4.2), sell and support (A) Seller Products in the Seller Field and (B) Seller Products sold by Seller’s Operational Surveillance Business.

(c) Database Rights. Under its and their Database Rights constituting Transferred Intellectual Property Rights, to extract data from the databases included therein and to re-utilize such data (and Improvements thereof prepared by or on behalf of Seller) solely to design, develop, manufacture and have manufactured (subject to Section 4.2), sell and support (i) Seller Products in the Seller Field and (ii) Seller Products sold by Seller’s Operational Surveillance Business.

(d) Mask Work Rights. Under its and their Mask Work Rights constituting Transferred Intellectual Property Rights, (i) to reproduce and have reproduced (subject to Section 4.2), by optical, electronic or any other means, mask works and semiconductor topologies included in the Business Technology and embodied in (A) Seller Products solely in the Seller Field and (B) Seller Products sold by Seller’s Operational Surveillance Business, (ii) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (iii) to permit a Third Party to do any of the acts described in subsections (i) and (ii) above.

(e) Trade Secrets and Industrial Designs. Under its and their Trade Secrets and Industrial Designs constituting Transferred Intellectual Property Rights (and Improvements thereof prepared by or on behalf of Seller) solely to design, develop, manufacture and have manufactured (subject to Section 4.2), sell and maintain (i) Seller Products in the Seller Field and (ii) Seller Products sold by Seller’s Operational Surveillance Business.

(f) Software. Without limiting the generality of the foregoing licenses granted in this Section 4.1, with respect to software transferred to Buyer pursuant to Article II above, such licenses include the right to use, modify, and reproduce such software, in source code and object code form, (and Derivative Works thereof made by or on behalf of Seller or its Subsidiaries)

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solely to (i) create Seller Products in the Seller Field and to sell and maintain such software, in source and object code form, as part of such Seller Products and (ii) create, sell and maintain Seller Products sold by Seller’s Operational Surveillance Business.

For the avoidance of doubt, the license grants in this Section 4.1 are not intended to narrow or diminish the scope of or benefits to Buyer under the covenant not to compete in Section 6.12 of the APA.

4.2 Have Made Rights. The licenses to Seller in Section 4.1 above shall include the right to have contract manufacturers and foundries manufacture Seller Products for Seller (including private label or OEM versions of such products) and are not intended to include foundry or contract manufacturing activities that Seller or any of its Subsidiaries may undertake on behalf of Third Parties, whether directly or indirectly.

4.3 Sublicenses. The licenses granted to Seller in Section 4.1 above shall not include any right to grant any sublicenses except pursuant to Section 4.1(d), as follows and in Section 4.4:

(a) Seller may grant sublicenses to government agencies as required by local government procurement rules and regulations.

(b) Seller may grant sublicenses to its Subsidiaries within the scope of its licenses in Section 4.1 above with no right for such Subsidiaries to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of Seller; provided, however, that (i) any such sublicense shall only be effective for such time as such entity remains a Subsidiary of Seller, and (ii) Seller and its Subsidiaries shall be permitted to assign, transfer or grant sublicenses within the scope of the licenses in Section 4.1 to any Third Party in accordance with Sections 8.2 and 8.3 below.

(c) Retroactivity. Any sublicense granted pursuant to this Section 4.3 may be made effective retroactively, but shall not be effective for any time prior to the sublicensee’s becoming a Subsidiary of Seller, and shall only be effective for such times that such entity remains a Subsidiary of Seller.

4.4 For Resale and End Users. Any software licenses granted by Seller to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers with respect to any Seller Product may include a sublicense under the Intellectual Property Rights licensed by Buyer and Buyer’s Subsidiaries in this Article IV, as applicable, solely within the scope of the licenses set forth in Section 4.1 above, provided that the scope of such sublicense is limited solely to the exercise of the rights granted by Seller and only with respect to such Seller Product.

4.5 Improvements. As between Seller and its Subsidiaries on the one hand and Buyer and its Subsidiaries on the other hand, Seller and its Subsidiaries hereby retain all right, title and interest, including all Intellectual Property Rights, in and to any Improvements made by or on behalf of Seller or its Subsidiaries after the Closing Date in the exercise of the licenses granted to it by Buyer and Buyer’s Subsidiaries in this Article IV, subject only to the ownership of Buyer , Buyer Subsidiaries or any Third Parties in the underlying Intellectual Property Rights improved thereby. Seller shall not have any obligation under this Agreement to notify Buyer of any such Improvements made by or on behalf of it or to disclose or license any such Improvements to Buyer or any Buyer Subsidiaries.

4.6 Limited Scope of Restrictions. For the avoidance of doubt, the restrictions set forth in Section 4.1 above apply only to the scope of the licenses granted by Buyer to Seller in such Section, and

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do not restrict Seller’s exercise of the rights retained by it following the transfer of rights to Buyer under Article II above or Seller’s rights with respect to Seller Products or Improvements to the extent that the exercise of such rights does not require the license granted under such Section.

4.7 Confidentiality. In addition to the provisions of Article VI below, Seller shall maintain the confidentiality of all information and documents related to all licensed Buyer source code for seven (7) years after the Closing Date. Seller shall use the same degree of care as it uses to protect its own confidential information, but in any case no less than a reasonable degree of care, to prevent unauthorized use, dissemination or publication of Buyer’s confidential information. Information shall cease to qualify as confidential information (a) when it becomes publicly available without breach of this Agreement, (b) is rightfully obtained from another source without a duty of confidentiality, or (c) is independently developed or ascertained. Obligations under this term shall not apply to information to the extent it is required to be disclosed under operation of law, provided Buyer has been given reasonable advance notice to object to such disclosure.

ARTICLE V

ADDITIONAL INTELLECTUAL PROPERTY RELATED MATTERS

5.1 Assignments and Licenses. No Party may assign or grant a license under any of such Party’s Intellectual Property Right which it has licensed to the other Party in Article III or IV above, unless such assignment or grant is made subject to the licenses granted herein.

5.2 Assistance By Employees. Each Party agrees that its employees and contractors have a continuing duty to assist the other Party with the prosecution of the other Party’s Patent applications comprising Transferred Patents and, accordingly, each agrees to make available to the other Party or its counsel inventors and other reasonably necessary persons employed by it for interviews and/or testimony to assist in good faith in further prosecution, maintenance or litigation of such Patent applications, including the signing of documents related thereto. Any actual and reasonable out-of-pocket expenses associated with such assistance shall be borne by the Party that owns the Patent application, expressly excluding the value of the time of each Party’s personnel.

5.3 Inventor Compensation. Each Party will be responsible for providing inventor incentive compensation to its employees under its own internal policies. To the extent that a Party bases an inventor’s incentive compensation on a Patent or a Patent application of the other Party, the Parties will reasonably cooperate by providing to each other relevant information about their Patents for which one or more inventors are employees of the other Party. To the extent that inventor compensation is specified by local law, such as in Germany and Japan, the Parties will cooperate in providing reasonable information to each other in order to enable each Party to calculate inventor compensation. No Party shall have any obligation to provide any inventor incentive compensation to an employee of the other Party except as required by law.

5.4 Assistance with Litigation. In the case of assistance with Third Party litigation pertaining to any of the Intellectual Property Rights transferred in Article II or licensed in Articles III or IV above, the Parties shall agree on a case by case basis on reasonable compensation, for the value of the non-litigating Party’s employee’s time as reasonably required in connection with any such litigation.

5.5 No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Rights, other than as expressly granted in this Agreement.

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5.6 No Field Restrictions For Patent Licensing. Notwithstanding anything to the contrary set forth in this Agreement, the Parties shall be free to grant licenses of any sort under any of their owned Patents to any Third Party without restriction as to field of use.

5.7 No Obligation to Prosecute Patents. No Party shall have any obligation to seek, perfect or maintain any protection for any of its Intellectual Property Rights. Without limiting the generality of the foregoing, no Party shall have any obligation to file any Patent application, to prosecute any Patent or secure any Patent rights or to maintain any Patent in force.

5.8 Reconciliation. In accordance with the requirements of Section 2.8 of the APA, the Parties acknowledge that, as part of the transfer of the Transferred Intellectual Property Rights, the Transferred Licenses and the Business Technology, Seller or its Subsidiaries may inadvertently retain Technology or Intellectual Property Rights that should have been transferred to Buyer pursuant to Article II of this Agreement, and Buyer may inadvertently acquire Technology or Intellectual Property Rights that should not have been transferred. Each Party agrees to negotiate, in good faith the transfer to the other of any such later identified Technology or Intellectual Property Rights, subject to the licenses set forth in Articles III and IV above, at the reasonable written request of the other Party.

5.9 Technical Assistance. Except as otherwise set forth herein, in the APA, the Transition Services Agreement, or any other mutually executed agreement between the Parties, no Party shall be required to provide the other Party with any technical assistance or to furnish any other Party with, or obtain on their behalf, any documents, materials or other information or Technology.

5.10 Third-Party Infringement. No Party shall have any obligation hereunder to institute or maintain any action or suit against Third Parties for infringement or misappropriation of any Intellectual Property Rights in or to any Technology licensed to the other Party hereunder, or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any Intellectual Property Rights or which claims that any Technology licensed to the other Party hereunder infringes or constitutes a misappropriation of any Intellectual Property Rights of any Third Party.

5.11 Trademark License. No licenses under the Trademarks of either Party are granted in Articles III or IV of this Agreement. Any such licenses are as stated in the Manufacturing Trademark License Agreement.

5.12 Withholding. Any licensee hereunder agrees to indemnify any licensor hereunder for any Tax withholding (including any interest and penalties), validly assessed against any licensor hereunder by any Governmental Authority relating to the granting of licenses pursuant to this Agreement. The licensor shall notify the licensee of such withholding and shall promptly furnish to licensee all copies of any Tax certificate or other documentation evidencing such withholding.

5.13 Certain Representation. Seller represents and warrants that the following statements were accurate as of the date of the APA: (a) certain patent licenses are existing and in force as of the Closing Date whereby patent cross licenses to all or substantially all of Seller’s Patents have been entered into by Seller (or its predecessor in interest or Subsidiary, as the case may be) with a Third Party that has licensed the Transferred Patents, the terms of which Seller (or such Subsidiary) will not disclose to Buyer (the “Undisclosed Existing Patent Licenses”); and (b) none of the Undisclosed Existing Patent Licenses have been entered into with any of the entities listed on Exhibit I attached hereto or to any entity known to Seller to be an Affiliate of any entity listed on Exhibit I.

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ARTICLE VI

CONFIDENTIAL INFORMATION

6.1 Confidential Information. Article VI of the APA is incorporated herein by this reference.

6.2 Contract Manufacturing. Notwithstanding anything to the contrary herein, each Party agrees that, in exercising its “Have-Made” rights (by Buyer, pursuant to Section 3.2, or by Seller, pursuant to Section 4.2), each Party may only disclose Trade Secrets or Industrial Designs licensed from the other Party in Articles III and IV above if it has executed a written confidentiality agreement with the Third Party contract manufacturer with appropriate, industry standard terms, and in all cases containing terms and conditions pertaining to the protection of proprietary and confidential information no less restrictive than those set forth in Article VI of the APA.

ARTICLE VII

LIMITATION OF LIABILITY & WARRANTY DISCLAIMER

7.1 Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE DAMAGES AVAILABLE TO A PARTY FOR INFRINGEMENT OR MISAPPROPRIATION OF ITS INTELLECTUAL PROPERTY RIGHTS BY ANOTHER PARTY.

7.2 Warranties Disclaimer. Except as otherwise set forth herein, (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY LICENSED HEREUNDER ARE LICENSED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT, (b) no Party makes any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any patent or other Intellectual Property Right of any Third Party, and (c) Seller makes no warranty or representation that as to the validity and/or scope of any Seller Patent or any of the Transferred Patents or any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement or misappropriation of any Patent or other Intellectual Property Right of any Third Party.

7.3 No Effect on APA. Nothing in this Article VII shall affect or limit the representations, warranties or indemnity obligations of Seller under the APA or under any other agreement.

ARTICLE VIII

TRANSFERABILITY AND ASSIGNMENT

8.1 No Assignment Or Transfer Without Consent. Except as otherwise provided in this Agreement, no Party may assign or transfer any of the Intellectual Property Rights licenses granted pursuant to this Agreement, nor this Agreement as a whole, whether by operation of law or otherwise,

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without the prior written consent of the non-transferring Party. The non-transferring Party may, in its reasonable discretion, grant or withhold such consent. Any purported assignment or transfer without such consent shall be void and of no effect. Unless otherwise agreed in connection with consent to an assignment or transfer, no assignment or transfer made pursuant to this Section 8.1 shall release the transferring Party from any of its liabilities or obligations under this Agreement. For the avoidance of doubt, Section 8.2, rather than this Section 8.1, shall apply to any assignment, transfer or sublicensing of the Intellectual Property Rights licenses granted pursuant to this Agreement, or this Agreement as a whole, in connection with a Change Of Control.

8.2 Change Of Control. Either Party may assign, sublicense or transfer the Intellectual Property Rights licenses granted pursuant to this Agreement to a Third Party in connection with a Change of Control except that if the Change of Control involves a Third Party (or Subsidiary of such Third Party) that is involved in Formal IP Proceedings (as defined below) or Informal IP Discussions (as defined below) with the non-transferring Party, then all Intellectual Property Rights licenses under this Agreement transferred to the Third Party as a result of such Change of Control shall immediately terminate in their entirety.

8.3 Sale of Part of the Business.

(a) If any Party (the “Transferring Party”), after the Closing Date either (i) transfers, disposes of or otherwise divests a going business (but not all or substantially all of such Party’s business or assets)and such transfer includes at least one marketable product and tangible assets having a net value of at least ten million U.S. dollars ($10,000,000) to a Third Party and (ii) assigns, sublicenses or transfers any of the Intellectual Property Rights licenses granted pursuant to this Agreement to a Third Party, in any case other than in connection with a Change of Control (the Third Party in any of the foregoing transactions referred to as the “Transferee” and any such transaction referred to as the “Transfer”), then upon the joint written request of the Transferring Party and the Transferee to the other Party (the “Non-Transferring Party”) not later than 60 days following the closing of the Transfer, the Non-Transferring Party shall grant a royalty-free license to the Transferee under the same terms as the license granted to the Transferring Party under this Agreement subject to all of the following conditions and restrictions:

(i) the effective date of such license shall be the closing date of the Transfer;

(ii) the products, services and processes of the Transferee that are subject to such license shall be limited to the products, services and processes that are commercially released or for which substantial steps have been taken to commercialize as of the closing date of the Transfer by the Transferring Party, and for new extensions and versions of such products, services and processes;

(iii) the Intellectual Property Rights of the Non-Transferring Party that are subject to the license to be granted to the Transferee shall be limited to Intellectual Property Rights licensed to the Transferring Party pursuant to Articles III or IV above, as the case may be, and

(iv) the license to the Transferee shall terminate in the event that during the term of the license the Transferee (A) becomes engaged in litigation, arbitration or other formal dispute resolution proceedings covering Intellectual Property Rights infringement (pending in any court, tribunal, or administrative agency or before any appointed or agreed upon arbitrator in any jurisdiction worldwide)

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(any of the foregoing proceedings referred to as “Formal IP Proceedings”) or (B)(1) makes a written allegation of Intellectual Property Rights infringement against the Non-Transferring Party, (2) makes a written request that the Non-Transferring Party license or offer to the Non-Transferring Party a license to Intellectual Property Rights in connection with an allegation of Intellectual Property Rights infringement, or (3) engages in discussions or negotiations with the Non-Transferring Party for the settlement or compromise of any actual or alleged Intellectual Property Rights infringement (any of the foregoing in (1), (2) and (3) referred to as “Informal IP Discussions”), in each case involving Intellectual Property Rights under which the Transferee has ownership or control without any obligation to pay royalties or other consideration to Third Parties.

(b) Notwithstanding anything to the contrary herein, the Non-Transferring Party, shall have no obligation to enter into a license with any Transferee under this Section 8.3 in the event that (i) at the time that the Transferring Party and Transferee make a joint request for a license from the Non-Transferring Party pursuant to this Section 8.3, the Non-Transferring Party and the Transferee are engaged in Formal IP Proceedings or (ii) at any time in the twelve (12) months prior to the date of the joint request that the Transferee has engaged in Informal IP Discussions with the Non-Transferring Party, in each case involving Intellectual Property Rights under which the Transferee has ownership or control without any obligation to pay royalties or other consideration to Third Parties.

(c) There shall be no more than one (1) license granted to a Transferee pursuant to this Section 8.3 as a result of a request by Seller and its Subsidiaries on the one hand, and Buyer and its Subsidiaries on the other hand, as the Transferring Party without the Non-Transferring Party’s consent; provided, however, that if the Transferring Party elects to relinquish its license under this Agreement in the field of use covered by the license granted by a Non-Transferring Party to the Transferee under this Section 8.3, then the license to the Transferee shall not count toward the above limit. In making such election, the Transferring Party shall promptly notify the Non-Transferring Party, and the Transferring Party and the Non-Transferring Party shall enter into a written amendment to this Agreement to reflect the relinquishment of its license in that field of use.

ARTICLE IX

MISCELLANEOUS

Sections 11.1 (Dispute Resolution), 11.2 (Notices), 11.4 (Severability), 11.6 (Counterparts), 11.7 (Expenses), 11.9 (Amendment), 11.11 (Third Parties), 11.12 (Governing Law), 11.13 (Consent to Jurisdiction), 11.15 (Entire Agreement), 11.16 (Section Headings), 11.17 (No Joint Venture) and 11.18 (Limitation on Liability) of the APA are hereby incorporated into this Agreement by this reference.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Matters Agreement to be duly executed as of the Effective Date.

SELLER TECHNOLOGIES, INC.

By:
Name:
Title:

[SELLER’S SIGNATURE PAGE TO THE INTELLECTUAL PROPERTY MATTERS AGREEMENT

AND BUYER’S SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Matters Agreement to be duly executed as of the Effective Date.

Buyer

By:
Name:
Title:

[BUYER’S SIGNATURE PAGE TO THE INTELLECTUAL PROPERTY MATTERS AGREEMENT]

EXHIBIT A

The following terms, as used in this Agreement, have the following meanings:

“Business” has the meaning set forth in the APA.

“Business Technology” means the Technology used primarily in the operation by Seller of the Business as conducted by Seller and its Subsidiaries prior to Closing (including without limitation all design, development and research activities included in the Business as in existence as of the Closing), as more particularly described in attached Exhibit E. For purposes of the foregoing sentence, “used primarily in the operation by Seller of the Business” means that the Technology was used in the operation of the Business proportionately more than such Technology was used in the business of Seller and its Subsidiaries excluding the Business, or was developed or invented by individuals employed by Seller and primarily dedicated to providing services to the Business, for use primarily in the Business.

“Buyer Field” shall mean the business conducted by Seller and its Subsidiaries as of the Signing Date in the design, development, research, distribution, sale, support, deployment, and maintenance of a) Service Assurance and Test Systems, b) Network Protocol Test Products and c) Drive Test Systems all of which test, measure, manage, and monitor Communications Networks and Communications Network services (including but not limited to the Operational Surveillance Business).

“Buyer Products” means all products and services of the businesses in which Buyer or any of its Subsidiaries is now or hereafter engaged, including the business of making (but not having made) Third Party products for Third Parties when Buyer or any Buyer Subsidiaries is acting as a contract manufacturer or foundry for such Third Parties. The term Buyer Products includes the Technology embodied in and/or used to manufacture or deliver the products and services referred to in the preceding sentence as well as marketing and other collateral materials related thereto.

“Change of Control” means with respect to a Party, a transaction in which any of the following occurs, whether directly or indirectly: (A) a Third Party acquires all or substantially all of such Party’s assets; (B) a Third Party acquires greater than fifty percent (50%) ownership interest in the outstanding shares or stock entitled to vote for the election of directors of, or the ability to otherwise control or direct the affairs of, such Party; (C) a Third Party acquires greater than fifty percent (50%) ownership interest in the outstanding shares or stock entitled to vote for the election of directors of, or the ability to otherwise control or direct the affairs of such Party.

“CPL” means a Party’s published corporate price list.

“Closing Date” has the meaning set forth in the APA.

“Communications Network” shall mean Wide Area Networks (WAN), Metropolitan Area Networks (MAN), Campus Area Networks (CAN), Local Area Networks (LAN), Personal Area Networks (PAN), Virtual Private Networks (VPN), and Enterprise and Client/Server Networks.

“Derivative Works” has the meaning assigned thereto in Section 101 of Title 17 of the United States Code.

“First Effective Filing Date” means the earliest effective filing date in the particular country for any Patent or any Patent application. By way of example, it is understood that the First Effective Filing Date for a United States Patent is the earlier of (A) the actual filing date of the application which issued into the Patent or (B) the priority date under 35 U.S.C. § 119 or §120 for such Patent.

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“Improvement” to any Intellectual Property Right or Technology means (A) with respect to Copyrights, any modifications, Derivative Works and translations of works of authorship in any medium, (B) with respect to Database Rights, any database that is created by extraction or re-utilization of another database, and (C) with respect to Technology, any improvement or modification to the Trade Secrets, Industrial Designs and Mask Works that cover or are otherwise incorporated into Technology.

“Intellectual Property Rights” or “IPR” means the rights associated with the following anywhere in the world: (a)patents and utility models, and applications therefor (including any continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing) (“Patents”); (B) trade secrets and all other rights in or to confidential business or technical information (“Trade Secrets”); (C) copyrights, copyright registrations and applications therefore, moral rights and all other rights corresponding to the foregoing (“Copyrights”); (D) uniform resource locators and registered internet domain names (“Internet Properties”); (e) industrial design rights and any registrations and applications therefore (“Industrial Designs”); (f) databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor (“Database Rights”); (g) mask works, and mask work registrations and applications therefor (“Mask Work Rights”); (h) trademarks and service marks, whether registered or unregistered, and the goodwill appurtenant to each of the foregoing (“Trademarks”); and (i) any similar, corresponding or equivalent rights to any of the foregoing. Intellectual Property Rights specifically excludes contractual rights (including license grants from Third Parties).

“Licensed Seller IPR” means (A) the Seller Patents in and to the Business Technology, and (B) all Intellectual Property Rights other than Patents and Trademarks in and to the Business Technology which are owned by Seller or an Seller Affiliate as of the Closing Date, other than the Transferred Intellectual Property Rights and the Transferred Trademarks.

“Operational Surveillance Business” means intelligence gathering, counter terrorism, law enforcement and security applications for end use by government agencies, either directly or indirectly through their contractors.

“Seller Commercial Software” means software products commercially released by Seller or its Subsidiaries and listed on an Seller CPL as of the Closing Date or (if applicable) that has been released by Agilent or any of its Subsidiaries to Third Parties for beta testing as of the Closing Date.

“Seller Field” means the design, development, research, manufacture, supply, distribution, sale, support (including consulting and other services), and maintenance of any Seller Products that are: (A) listed in the Seller CPL as of the Closing Date (provided that Seller CPL shall not include products or services listed in the CPL of Seller or any of Seller’s Subsidiaries that the parties transfer to Buyer as part of the Business as stated in the APA), and reasonable extensions and new versions thereof (so long as such extensions and versions are outside of the Buyer Field) and (B) outside of the Buyer Field.

“Seller Patents” means every Patent, other than the Transferred Patents, with a First Effective Filing Date prior to the Closing Date that is owned by Seller or any of its Subsidiaries as of the Closing Date.

“Seller Products” means all products and services of the businesses in which Seller or any of its Subsidiaries is now or hereafter engaged, including the business of making (but not having made) Third Party products for Third Parties when Seller or any of its Subsidiaries is acting as a contract manufacturer or foundry for such Third Parties. The term Seller Products includes the Technology embodied in and/or

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used to manufacture or deliver the products and services referred to in the preceding sentence as well as marketing and other collateral materials related thereto.

“Subsidiary” shall have the meaning set forth in the APA.

“Technology” means tangible embodiments, whether in electronic, written or other media, of technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), schematics, algorithms, routines, software, databases, lab notebooks, development and lab equipment, processes, prototypes and devices. Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Third Party” means any Person other than a Party.

“Transferred Intellectual Property Rights” means (A) the Transferred Patents, (B) the Copyrights, Internet Properties, Industrial Designs, Database Rights and Mask Work Rights identified on the attached Exhibit D, (C) the Transferred Trade Secrets and the Transferred Trademarks.

“Transferred Licenses” means the agreements between Seller or its Subsidiaries and a Third Party identified on the attached Exhibit F.

“Transferred Patents” means the Patents identified on the attached Exhibit C.

“Transferred Trademarks” means the Trademarks identified on the attached Exhibit D.

“Transferred Trade Secrets” means the Trade Secrets known to the Parties that are exclusively used in the Business identified on the attached Exhibit D.

“Service Assurance and Test Systems” shall mean hardware systems and software systems that:

(a) test compliance with industry standards and specifications for Communication Networks,

(b) monitor, report and predict performance and behavior of Communication Network services and Communication Network user applications,

(c) troubleshoot, track, and manage Communication Network and service issues and

(d) provide business intelligence and analytical reports across a Service Provider’s media services and a Service Provider’s end-user applications at the network, services and customer level.

“Network Protocol Test Products” shall mean hardware and software systems that monitor the protocols and user data within different nodes of a Communications Network to validate operation against specifications, diagnose Communication Network and service behavior and performance, monitor network usage, report network statistics, filter and intercept content from the network traffic, and debug client-server communications.

“Drive Test Systems” shall mean hardware and software systems that measure, optimize and troubleshoot the radio frequency (RF) interface of a Communications Network using distributed mobile probes or dedicated receivers including handheld or vehicle based measurement devices.